Exhibit 10.1

CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO REGULATION S-K ITEM 601(b)(10)(iv) OF THE SECURITIES ACT OF 1933, AS AMENDED. CERTAIN CONFIDENTIAL INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (i) IS NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO EYENOVIA, INC. IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACES WITH EMPTY BRACKETS INDICATED BY [ ].

Execution Version

LICENSE AGREEMENT

by and between

eyenovia, Inc.

and

Bausch Health IRELANd limited

TABLE OF CONTENTS

ARTICLE I Definitions	1

ARTICLE II Licenses	11
2.1 Licenses Granted by Eyenovia to Bausch Health	11
2.2 Sublicense Rights	12
2.3 Section 365(n) of The Bankruptcy Code	13
2.4 No Implied Licenses	13
2.5 Competing Program	13
2.6 No Harmful Actions	14
2.7 Right of First Negotiation	14

ARTICLE III INFORMATION TRANSFER; Development; Regulatory Matters	15
3.1 Information Transfer	15
3.2 Conduct of Development Activities	17
3.3 Development of and Changes to the Device	17
3.4 Cost of Development Activities	19
3.5 Regulatory Matters Related to Licensed Products	19
3.6 Development and Regulatory Support by Eyenovia	21

ARTICLE IV Clinical and Commercial Supply	21
4.1 Clinical Supply	21
4.2 Commercial Supply; Tech Transfer	22

ARTICLE V Commercialization	23
5.1 Commercialization Responsibilities	23
5.2 Commercialization Diligence	23
5.3 Trademarks	23
5.4 Unauthorized Sales	24

ARTICLE VI Intellectual Property Ownership, Protection, and Related Matters	25
6.1 Inventorship; Ownership	25
6.2 Prosecution and Maintenance of Patent Rights	25
6.3 Patent Marking	26
6.4 Third Party Infringement	26
6.5 Defense of Infringement Claims	28
6.6 Third Party Licenses	29

ARTICLE VII Financial Provisions	30
7.1 License Fee	30
7.2 Milestone Payments	30
7.3 Gross Profit Split	31
7.4 Gross Profit Reports; Payment	32
7.5 Financial Records	32
7.6 Audit Rights	32
7.7 Tax Matters	33
7.8 Currency Exchange	33
7.9 Late Payments	33
7.10 Third Party Agreements	34

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ARTICLE VIII Term and Termination	34
8.1 Agreement Term	34
8.2 Termination	34
8.3 Effects of Termination	35

ARTICLE IX Indemnification; Limitation of Liability	37
9.1 By Bausch Health	37
9.2 By Eyenovia	38
9.3 Limitation of Liability	39
9.4 Insurance	39

ARTICLE X Representations and Warranties and Covenants	39
10.1 Representation of Authority; Consents	39
10.2 No Conflict	40
10.3 Additional Eyenovia Representations and Warranties	40
10.4 Eyenovia Covenants	43
10.5 Non-Solicitation	43
10.6 Disclaimer of Warranty	43

ARTICLE XI Confidentiality	44
11.1 Confidential Information	44
11.2 Permitted Disclosure	44
11.3 Publicity; Attribution; Terms of this Agreement; Non-Use of Names	45
11.4 Publications	46
11.5 Term	46
11.6 Return of Confidential Information	46

ARTICLE XII GOVERNANCE; Dispute Resolution	47
12.1 Joint Steering Committee	47
12.2 General Purpose	47
12.3 JSC Membership and Meetings	47
12.4 Decision-Making; Limitations on Authority	48
12.5 Discontinuation of the JSC	48
12.6 Dispute Resolution Process	48
12.7 Arbitration	49
12.8 Injunctive Relief	49
12.9 Continuance of Rights and Obligations During Pendency of Dispute Resolution	49

ARTICLE XIII Miscellaneous	50
13.1 Governing Law	50
13.2 Consent to Jurisdiction	50
13.3 Waiver of Jury Trial	50
13.4 Assignment and Successors	50
13.5 Entire Agreement; Amendments	51
13.6 Notices	51
13.7 Force Majeure	52
13.8 Compliance with Laws	52
13.9 Use of Names, Logos or Symbols	52
13.10 Independent Contractors	52
13.11 Designation of Affiliates	52
13.12 Headings	52
13.13 No Implied Waivers; Rights Cumulative	52
13.14 Severability	53
13.15 Execution in Counterparts	53
13.16 No Third Party Beneficiaries	53
13.17 Exhibits	53

-ii-

Exhibits

Exhibit A: Licensed Patent Rights

Schedules

Schedule 1.9: Assumed Contracts

Schedule 1.10: Atropine Product

Schedule 1.39: Device

Schedule 1.69: Knowledge of Eyenovia

Schedule 1.77: Licensed Marks

Schedule 4.1: Current Estimate of Costs of Goods for Clinical Supply

Schedule 10: Exceptions to Representations and Warranties

-iii-

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is entered into as of the 9th day of October, 2020 (the “Effective Date”), by and between Eyenovia, Inc., a Delaware corporation having an office at 295 Madison Ave., Suite 2400, New York, NY 10017 (“Eyenovia” or “Licensor”), and Bausch Health Ireland Limited, an Ireland corporation having an office at 3013 Citywest Business Campus, Dublin 34, Ireland (“Bausch Health” or “Licensee”).

WHEREAS, Eyenovia Controls the Licensed IP relating to the Licensed Product (as defined below); and

WHEREAS, Bausch Health wishes to obtain, and Eyenovia wishes to grant, rights to the Licensed Product in the Licensed Field in the Licensed Territory (each, as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Definitions

When used in this Agreement, each of the following terms shall have the meanings set forth in this Article I:

1.1      [ ].

1.2      “Accounting Standards” means U.S. GAAP (United States Generally Accepted Accounting Principles).

1.3      “Affiliate” means any Person that, directly or indirectly, controls, is controlled by or is under common control with a Party. For the purposes of this Section 1.2, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting securities of such entity, by contract or otherwise. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

1.4      “Agreement” has the meaning set forth in the Preamble.

1.5      “Alliance Manager” has the meaning set forth in Section 3.1(g).

1.6      [ ].

1.7      [ ].

1.8      “Annual Gross Profits” means aggregate Gross Profits of Licensed Products in the Licensed Territory by Bausch Health or its Affiliates or sublicensees in any Calendar Year.

1.9      “Assumed Contracts” means each of those agreements set out in Schedule 1.9 hereto, which agreements shall be assigned to Bausch Health by Eyenovia in accordance with Section 3.1(f).

1.10    “Atropine Product” means Eyenovia’s proprietary microdose formulation of atropine sulfate that is covered by a Valid Claim of a Licensed Patent Right or is otherwise covered by the Licensed Know-How, in any and all current and future strengths, in any and all current or future dosages and for any and all current or future modes of administration ([ ]), as more fully described on Schedule 1.10, and any and all Improvements thereof made by or on behalf of, or otherwise Controlled by, Eyenovia or its Affiliates. For greater certainty, the Atropine Product does not include (i) any atropine sulfate product that is developed independently by or on behalf of Bausch Health without the use of the Licensed IP or (ii) any atropine sulfate product that Bausch Health or its Affiliate otherwise obtains rights to and that has been developed independently and without the use of the Licensed IP.

1.11    “Bankruptcy Code” has the meaning set forth in Section 2.3.

1.12    “Bankruptcy Event” means with respect to a Party: (a) the entry of an order for relief under the Bankruptcy Code (or any other bankruptcy, insolvency, reorganization, or other similar act or law of any jurisdiction now or hereafter in effect) by such Party; (b) the commencement of an involuntary proceeding under the Bankruptcy Code or any other bankruptcy, insolvency, reorganization, or other similar act or law of any jurisdiction now or hereafter in effect against such Party, if not dismissed, bonded, or stayed within [ ] ([ ]) [ ] after such commencement; (c) the making by such Party of a general assignment for the benefit of creditors; or (d) the appointment of or taking possession by a receiver, liquidator, assignee, custodian, or trustee of all or substantially all of the business or property of such Party.

1.13    “Bausch Health” has the meaning set forth in the Preamble.

1.14    “Bausch Health Indemnified Party” has the meaning set forth in Section 9.2(a).

1.15    “BH Parent” means Bausch Health’s ultimate parent company, Bausch Health Companies Inc.

1.16    “Breaching Party” has the meaning set forth in Section 8.2(b).

1.17    “Business Day” means a day other than a Saturday, a Sunday, or another day on which banks are authorized or required to close in New York, New York or Dublin, Ireland.

1.18    “Calendar Quarter” means a calendar quarter ending on the last day of March, June, September, or December.

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1.19       “Calendar Year” means a period of time commencing on January 1 and ending on the following December 31.

1.20       “Cartridge” means that portion of the Device into which the Atropine Product is loaded for delivery using the Dispenser Base, as further described on Schedule 1.39.

1.21       “Clinical Supply” has the meaning set forth in Section 4.1(a).

1.22       “Clinical Supply Agreement” has the meaning set forth in Section 4.1(a).

1.23       “Combination Product” means a finished dosage form containing the Licensed Product (including the Atropine Product itself) in combination with one (1) or more other active ingredients, pharmaceutical products or other medical devices (other than the Device).

1.24       “Commercial Launch” means the First Commercial Sale of a Licensed Product following the receipt of Regulatory Approval.

1.25       “Commercial Supply” has the meaning set forth in Section 4.2(c).

1.26       “Commercial Supply Agreement” has the meaning set forth in Section 4.2(c).

1.27       “Commercialization” or “Commercialize” means any activities directed to obtaining pricing and/or reimbursement approvals, marketing, promoting, distributing, importing, offering to sell, and selling a product (including establishing the price for and booking sales for such product). When used as a verb, “Commercialize” means to engage in Commercialization.

1.28       “Commercially Reasonable Efforts” means, [ ].

1.29       “Competing Program” has the meaning set forth in Section 2.5(a).

1.30       “Confidential Information” means all confidential or proprietary documents, technology, Know-How, or other information (whether or not patentable) disclosed by one Party to the other pursuant to this Agreement or the Prior Confidentiality Agreement, regardless of its form or medium. The terms of this Agreement shall be considered each Party’s Confidential Information.

1.31       “Control” or “Controlled” means, with respect to any (a) material, document, item of information, method, data, or other Know-How or (b) Patent Rights or other Intellectual Property Rights, the possession by a Party or its Affiliates, whether by ownership or license (other than by licenses granted under this Agreement), of the ability to grant to the other Party access, a license, and/or a sublicense as provided herein without requiring the consent of a Third Party or violating the terms of any agreement or other arrangement with any Third Party.

1.32       “Copyrights” means any copyrights and copyrightable works, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights, rights to create derivative works and rights of ownership of copyrightable works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright.

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1.33       “Cost of Goods” means, [ ].

1.34       “Cover”, “Covering”, or “Covered” with respect to a product, technology, process, or method, means that, but for a license granted to a Person under a Valid Claim of Patent Rights under which such license is granted, the Development, Manufacture, Commercialization and/or other use of such product or the practice of such technology, process, or method, by such Person would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue).

1.35       “Default” means: (a) any actual breach, violation, or default; (b) the existence of circumstances or the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach, violation, or default; or (c) the existence of circumstances or the occurrence of an event that, with or without the passage of time or the giving of notice or both, would give rise to a right of termination, renegotiation, acceleration, or material change of terms.

1.36       “Defense” has the meaning set forth in Section 6.5(b).

1.37       “Development” or “Develop” means, with respect to a compound or product, preclinical and clinical drug development activities, including: the conduct of clinical trials, test method development and stability testing, toxicology, formulation and delivery system development, process development, Manufacturing scale-up, development-stage Manufacturing, quality assurance/quality control procedure development and performance with respect to clinical materials, statistical analysis and report writing, regulatory affairs, and all other pre-Regulatory Approval activities. When used as a verb, “Develop” means to engage in Development.

1.38       “Development Costs” means the actual, documented and reasonable costs incurred by a Party or its Affiliate that are specifically directed (or reasonably allocable) to the Development of a Licensed Product or a component thereof (including the Device) and include only [ ].

1.39       “Device” means Eyenovia’s proprietary medical device microdose dispenser, known as Optejet, as further described on Schedule 1.39, that is covered by a Valid Claim of a Licensed Patent Right or is otherwise covered by the Licensed Know-How, and any and all Improvements thereof made by or on behalf of, or otherwise Controlled by, Eyenovia or its Affiliates (including any Improvements made by or on behalf of Eyenovia as a result of any changes or further Development of the Device pursuant to Section 3.3 herein). For greater certainty, (i) the Device shall include both the Dispenser Base and the Cartridge and (ii) the Device shall include both the First Generation Device and the Second Generation Device.

1.40       “Direct Labor” means [ ].

1.41       “Disclosing Party” has the meaning set forth in Section 11.1.

1.42       “Dispenser Base” means that portion of the Device that delivers the Atropine Product (once loaded into the Cartridge), as further described on Schedule 1.39.

1.43       “Effective Date” has the meaning set forth in the Preamble.

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1.44       “Encumbrance” shall mean any lien, mortgage, deed of trust, right-of-way, right of setoff, assessment, security interest, pledge, lease, attachment, adverse claim, levy, charge, easement, covenant, restriction, license, encumbrance or other similar restriction or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

1.45       “Eyenovia” has the meaning set forth in the Preamble.

1.46       “Eyenovia Indemnified Party” has the meaning set forth in Section 9.1(a).

1.47       “FDA” means the United States Food and Drug Administration, or a successor agency thereto.

1.48       “First Commercial Sale” means, with respect to a Licensed Product, the first sale of such Licensed Product to a Third Party by Bausch Health or its Affiliates or sublicensees in a country in the Licensed Territory following applicable Regulatory Approval (other than applicable governmental price and reimbursement approvals) of such Licensed Product in such country. Sales or transfers of reasonable quantities of Licensed Product for Development purposes, or for compassionate or similar use, shall not be considered a First Commercial Sale.

1.49       “First Generation Device” means the current version of the Device having the specifications set forth on Schedule 1.39.

1.50       “Floor” has the meaning set forth in Section 6.6(b).

1.51       “Force Majeure Event” means an event, act, occurrence, condition, or state of facts, in each case outside the reasonable control of a Party, including acts of God; acts of any government; any rules, regulations, or orders issued by any Governmental Authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; terrorism, and invasion, that interfere with the normal business operations of such Party.

1.52       “Generic Product” means either of (1) any pharmaceutical product (other than the Atropine Product or Licensed Product itself) that (a) is approved by the Regulatory Authority in such country for at least one indication for which the Atropine Product obtained Regulatory Approval from the applicable Regulatory Authority in such jurisdiction (i) through an abbreviated new drug application as defined in 21 U.S.C. 355(j) (or equivalent outside the United States) or (ii) as an A-rated therapeutically equivalent product (or the foreign equivalent thereof), including pursuant to an application under 21 U.S.C. 355(b)(2) (or the foreign equivalent thereof); and (b) is sold in such jurisdiction by a Third Party that is not a sublicensee of Bausch Health, or (2) any combination of pharmaceutical and medical device product that (a) contains (i) the same active pharmaceutical ingredient(s) as the Atropine Product and (ii) a medical device that is intended to deliver such active pharmaceutical ingredient(s) in substantially the same manner as the Licensed Product; (b) is approved by the Regulatory Authority in such regulatory jurisdiction as a freely substitutable generic for such Licensed Product; and (c) is sold in such jurisdiction by a Third Party that is not a sublicensee of Bausch Health.

1.53       “Global Safety Database” has the meaning set forth in Section 3.5(d).

5

1.54       “Governmental Authority” means any court, judicial, legislative, administrative, or regulatory authority, commission, department, board, bureau, or body or other government authority or instrumentality or any Person exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, whether foreign or domestic, whether federal, state, provincial, municipal, or other.

1.55       “Gross Profit” means, [ ].

1.56       “Gross Profit Split Term” has the meaning set forth in Section 7.3(c).

1.57       “Health Canada” means Health Canada and any successor Governmental Authority thereto having substantially the same function.

1.58       “Improvements” means: (a) any and all ideas, information, Know-How, data research results, writings, inventions, discoveries, modifications, enhancements, derivatives, new uses, developments, techniques, materials, compounds, products, designs, processes, or other technology or Intellectual Property Rights, whether or not patentable or copyrightable, in each case, that involves the use of the Licensed Products or the Device itself and that is an improvement to then-existing Licensed IP, and is developed by either Party, its Affiliates, or Third Parties acting on their behalf while performing activities under this Agreement; and (b) all Patent Rights and other Intellectual Property Rights in any of the foregoing.

1.59       “IND” means an Investigational New Drug Application filed with the FDA under 21 C.F.R. Part 312 or similar non-United States application or submission in any country or group of countries for permission to conduct human clinical investigations.

1.60       “Indication” shall mean any disease, condition, or syndrome, or sign or symptom of, or associated with, a disease or condition.

1.61       “Infringement Claim” has the meaning set forth in Section 6.5(a).

1.62       “Initial Indication” means the reduction of myopia progression in children diagnosed with myopia.

1.63       “Intellectual Property Rights” means Patent Rights, Know-How, Copyrights, and other forms of intellectual property.

1.64       “Interest Rate” means the prime rate, as reported by The Wall Street Journal from time to time, plus [ ] or the maximum applicable legal rate, if less.

1.65       “Joint IP” has the meaning set forth in Section 6.1(b).

1.66       “Joint Patent Rights” has the meaning set forth in Section 6.1(b).

1.67       “JSC” has the meaning set forth in Section 12.1.

1.68       “Know-How” means any information, data (including clinical, non-clinical, analytical, pharmacology, toxicology data), inventions, discoveries, works of authorship, trade secrets, technology, or materials, including formulations, molecules, assays, reagents, compounds, compositions, human or animal tissue, samples or specimens, and combinations or components thereof, whether or not proprietary or patentable, or public or confidential, and whether stored or transmitted in oral, documentary, electronic or other form, including all Regulatory Documentation, but excluding any such information or materials publicly disclosed in Patent Rights.

6

1.69       “Knowledge of Eyenovia” means the actual knowledge of the individuals listed on Schedule 1.69, in each case, after reasonable investigation or inquiry.

1.70       “Law” means any law, statute, rule, regulation, ordinance, or other pronouncement having the effect of law, of any federal, national, multinational, state, provincial, county, city, or other political subdivision, including (a) good clinical practices and adverse event reporting requirements, guidance from the International Conference on Harmonization or other generally accepted conventions, and all other rules, regulations, and requirements of the FDA, Health Canada, and other applicable Regulatory Authorities, (b) the Foreign Corrupt Practices Act of 1977, as amended, or any comparable laws in any country, and (c) all export control laws.

1.71       “Licensed Field” means any and all current or future fields of use with respect to humans and animals.

1.72       “Licensed IP” means the Licensed Patent Rights and the Licensed Know-How.

1.73       “Licensed Know-How” means all Know-How (including Improvements) that (a) is Controlled by Eyenovia or any of its Affiliates as of the Effective Date or at any time during the Term; and (b) is necessary or useful to Develop, Manufacture, or Commercialize the Licensed Products (including the Device itself). Licensed Know-How includes Eyenovia’s interest in any Know-How constituting Joint IP.

1.74       “Licensed Patent Rights” means all Patent Rights owned or Controlled by Eyenovia as of the Effective Date or at any time during the Term which claim or are otherwise necessary or useful to practice, use, and exploit the Licensed Products (including the Device itself) or to Manufacture, Develop, or Commercialize the Licensed Products (including the Device itself), including those Patent Rights licensed or sublicensed to Eyenovia from Third Parties, if any, and those Covering any Improvements. Licensed Patent Rights include Eyenovia’s interest in any Joint Patent Rights. Without limiting Section 10.3(a), Exhibit A lists all patents and patent applications constituting Licensed Patent Rights as of the Effective Date. Eyenovia shall update Exhibit A as necessary from time to time to reflect the then-current patents and patent applications constituting Licensed Patent Rights.

1.75       “Licensed Product” means (i) the Atropine Product (whether alone or in combination with another pharmaceutical product or medical device (including any device resulting from changes or Development of the Device by either Party pursuant to Section 3.3 herein) and whether used in combination with the Device or not) or (ii) the Device used in combination with the Atropine Product. For clarity, Licensed Product does not include the Device used in combination with any other product or compound other than the Atropine Product. For greater certainty, a Licensed Product includes a Licensed Product approved for human use or animal use.

1.76        “Licensed Territory” means the United States and Canada.

1.77       “Licensed Marks” means the Trademarks identified on Schedule 1.77.

1.78       “Licensee” has the meaning set forth in the Preamble.

1.79       “Licensor” has the meaning set forth in the Preamble.

1.80       “Licensor Third Party Agreements” has the meaning set forth in Section 7.10.

1.81       “Licensor Third Party Obligations” has the meaning set forth in Section 7.10.

1.82       “Losses” has the meaning set forth in Section 9.1(a).

1.83       “Manufacture” means any and all activities relating to the synthesis, expression, manufacture, processing, formulation, packaging, labeling, releasing, holding, testing, quality control, quality assurance, purifying, finishing, storing, and supplying the bulk and finished product, including manufacturing process development and scale-up, validation, qualification, and audit of clinical and commercial manufacturing facilities. When used as a verb, “Manufacturing” means to engage in Manufacture.

1.84       “MicroDose Device” has the meaning set forth in Section 2.5(a).

1.85       “NDA” means (a) (i) a New Drug Application submitted to the FDA, or any successor application or procedure, as more fully defined in 21 C.F.R. § 314.50 et. seq., or (ii) any non-United States counterpart of such a New Drug Application, and (b) all supplements and amendments, including supplemental New Drug Applications (and any non-United States counterparts) that may be filed with respect to the foregoing.

1.86       “Negative Gross Profit” means, with respect to a Calendar Quarter, the amount of Bausch Health’s Gross Profit less than Zero U.S. Dollars ($0).

1.87       “Net Sales” means, [ ]:

(i)       [ ];

(ii)      [ ];

(iii)     [ ];

(iv)     [ ];

(v)      [ ];

(vi)     [ ];

(vii)    [ ];

(viii)   [ ]; and

(ix)     [ ].

[ ].

1.88       “Non-Breaching Party” has the meaning set forth in Section 8.2(b).

1.89       “Overhead” means [ ].

1.90       “Party” means Bausch Health or Eyenovia. “Parties” means Bausch Health and Eyenovia.

1.91       “Patent Rights” means all patents and patent applications in any country in the Licensed Territory, including any continuations, continuations-in-part, divisions, provisionals, or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal, or extension (including any supplemental protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent; provided, however, that for the purposes of the license granted hereunder by Licensor to Licensee for Manufacturing and related activities, “Patents” will include patents and patent applications in any country in the world excluding Afghanistan, Bahrain, Bangladesh, Bhutan, Brunei, Burma, Cambodia, China (including Hong Kong, Macao and Taiwan), Cyprus, East Timor India, Indonesia, Japan, Laos, Malaysia, Maldives, Mongolia, Myanmar, Nepal, North Korea, Pakistan, Philippines, Papua New Guinea, Singapore, Sri Lanka, South Korea, Thailand, Uzbekistan, and Vietnam.

1.92       “Patent Term Extension” means any patent term extension, adjustment, or restoration or supplemental protection certificates.

1.93       “Payments” has the meaning set forth in Section 7.7.

1.94       “Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association, or organization or other legal entity.

1.95       “Pharmacovigilance Agreement” has the meaning set forth in Section 3.5(d).

1.96       “Prior Confidentiality Agreement” means that certain Confidentiality Agreement, executed by and between BH Parent and Eyenovia on or about [ ].

1.97       “Publication” means any publication in a scientific journal, any abstract to be presented to any scientific audience, any presentation at any scientific conference, including slides and texts of oral or other public presentations, any other scientific presentation, and any other oral, written, or electronic disclosure directed to a scientific audience which pertains to the Licensed Products.

1.98       “Receiving Party” has the meaning set forth in Section 11.1.

1.99       “Regulatory Approval” means, with respect to a Licensed Product in any country or jurisdiction, any approval, registration, license, or authorization from a Regulatory Authority in a country or other jurisdiction that is necessary to market and sell such Licensed Product in such country or jurisdiction.

1.100       “Regulatory Authority” means, with respect to a country, the regulatory authority or regulatory authorities of such country with authority over the testing, manufacture, use, storage, importation, promotion, marketing, pricing or sale of a pharmaceutical product in such country.

1.101       “Regulatory Documentation” means, with respect to the Licensed Products, all INDs, NDAs, and other regulatory applications submitted to any Regulatory Authority, Regulatory Approvals, pre-clinical and clinical data and information, regulatory materials, drug dossiers, master files (including Drug Master Files, as defined in 21 C.F.R. 314.420 and any non-United States equivalents), and any other reports, records, regulatory correspondence, and other materials relating to the Licensed Product, or required to Develop, Manufacture, or Commercialize the Licensed Products, including any information that relates to pharmacology, toxicology, chemistry, Manufacturing and controls data, batch records, safety and efficacy, and any safety database. For clarity, Regulatory Documentation includes all documentation and correspondence with the FDA or any other Governmental Authority with respect to the Licensed Products.

1.102       “Right of Reference or Use” means a “Right of Reference or Use” as that term is defined in 21 C.F.R. §314.3(b), and any non-United States equivalents.

1.103       “Rules” has the meaning set forth in Section 12.7.

1.104       “SEC” means the United States Securities and Exchange Commission.

1.105       “Second Generation Device” means the version of the Device to be Developed by Eyenovia pursuant to the terms of this Agreement and having the specifications set forth on Schedule 1.39.

1.106       [ ].

1.107       “Severed Clause” has the meaning set forth in Section 13.14.

1.108       “Senior Officers” has the meaning set forth in Section 12.6.

1.109       “Term” has the meaning set forth in Section 8.1.

1.110       “Third Party” means any Person other than a Party or any of its Affiliates.

1.111       “Third Party CMO” has the meaning set forth in Section 4.2(a).

1.112       “Third Party Infringement” has the meaning set forth in Section 6.4(a).

1.113       “Third Party License” has the meaning set forth in Section 6.6(a).

1.114       “Trademark” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source or origin, whether or not registered and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

1.115       “Transferred IND” means [ ].

1.116       “Valid Claim” means (a) a claim of a pending patent application included within the Licensed Patents that has not been (i) abandoned, finally rejected or expired without the possibility of appeal or re-filing or (ii) pending for more than [ ] ([ ]) [ ] since such claim was first presented to the patent authority; and (b) a claim of an issued patent within the Licensed Patents that has not expired or been abandoned, or been revoked, held invalid or unenforceable by a patent office, court, or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period).

1.117       Construction. In construing this Agreement, unless expressly specified otherwise:

(a)       references to Sections, Exhibits, and Schedules are to sections of, and schedules and exhibits to, this Agreement;

(b)       except where the context otherwise requires, use of either gender includes the other gender, and use of the singular includes the plural and vice versa;

(c)       headings and titles are for convenience only and do not affect the interpretation of this Agreement;

(d)       any list or examples following the word “including” shall be interpreted without limitation to the generality of the preceding words;

(e)       the word “or” will not be exclusive, unless the context otherwise requires;

(f)       all references to “dollars” or “$” herein shall mean U.S. Dollars; and

(g)       each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

ARTICLE II

Licenses

2.1              Licenses Granted by Eyenovia to Bausch Health. Subject to the terms of this Agreement, Eyenovia hereby grants Bausch Health an exclusive (including as to Eyenovia and its Affiliates) license, with the right to sublicense (subject to Section 2.2), under the Licensed IP: (a) in the Licensed Territory, to Develop, Manufacture, and Commercialize the Licensed Products in the Licensed Field; and (b) outside of the Licensed Territory, to Develop and Manufacture the Licensed Products, solely to Commercialize Licensed Products in the Licensed Field in the Licensed Territory. For greater certainty, the grant of the exclusive license in this Section 2.1 shall grant Bausch Health (i) the exclusive right under the Licensed IP to Develop, Manufacture and Commercialize in or for the Licensed Territory the Atropine Product, either alone, in combination with the Device or as a Combination Product, and (ii) the exclusive right (but excluding Eyenovia), subject to Section 3.3, to Develop, Manufacture and Commercialize in or for the Licensed Territory the Device itself, but solely for use with or in combination with the Atropine Product. Nothing in this Section 2.1 shall grant Bausch Health the right to Develop, Manufacture or Commercialize the Device for use with or in combination with any other pharmaceutical product or active pharmaceutical ingredient (other than the Atropine Product). Upon request from Bausch Health, Eyenovia shall use commercially reasonable efforts to (i) assist Bausch Health in obtaining rights to Manufacture the Licensed Product in any country which is excluded from the Licensed Patent Rights, and (ii) [ ].

2.2              Sublicense Rights.

(i)                 Bausch Health may sublicense (including in multiple tiers) the rights granted to it by Eyenovia under this Agreement at any time with Eyenovia’s prior written approval, such approval not to be unreasonably withheld; provided that Bausch Health may sublicense such rights to its Affiliates at any time without the consent of Eyenovia. Each sublicense granted by Bausch Health pursuant to this Section 2.2 will be subject to this Agreement and, in the case of sublicenses to a Third Party, subject to a written agreement between Bausch Health and such sublicensee that will contain provisions consistent with the terms and conditions of this Agreement. Notwithstanding any sublicense, Bausch Health shall remain primarily liable to Eyenovia for the performance of all of its obligations under, and its compliance with all provisions of, this Agreement. Upon the granting by Bausch Health of a sublicense to an approved sublicensee pursuant to this Section 2.2 (other than to an Affiliate of Bausch Health), Bausch Health shall promptly (and no less than [ ] ([ ]) [ ] after execution) provide Eyenovia with a copy of the executed sublicense agreement and shall provide Eyenovia with copies of any subsequent amendments thereto within [ ] ([ ]) [ ] of the execution of such amendment; provided that Bausch Health may redact any confidential or sensitive information contained in any such sublicense agreement or amendment thereto that is not necessary to confirm compliance with this Agreement. With respect to any sublicense granted to an Affiliate, Bausch Health shall provide Eyenovia with written notice of such sublicense within [ ] ([ ]) [ ] of granting the sublicense to such Affiliate.

(ii)              To the extent that Eyenovia is granted any licenses or rights by Bausch Health under the terms of this Agreement, Eyenovia may sublicense (including in multiple tiers) the rights granted to it by Bausch Health under this Agreement at any time with Bausch Health’s prior written approval, such approval not to be unreasonably withheld; provided that Eyenovia may sublicense such rights to its Affiliates at any time without the consent of Bausch Health. Each sublicense granted by Eyenovia to a Third Party pursuant to this Section 2.2 will be subject to this Agreement and, in the case of sublicenses to a Third Party, a written agreement between Eyenovia and such sublicensee that will contain provisions consistent with the terms and conditions of this Agreement. Notwithstanding any sublicense, Eyenovia shall remain primarily liable to Bausch Health for the performance of all of its obligations under, and its compliance with all provisions of, this Agreement. Upon the granting by Eyenovia of a sublicense to an approved sublicensee pursuant to this Section 2.2 (other than to an Affiliate of Eyenovia), Eyenovia shall promptly (and no less than [ ] ([ ]) [ ] after execution) provide Bausch Health with a copy of the executed sublicense agreement and shall provide Bausch Health with copies of any subsequent amendments thereto within [ ] ([ ]) [ ] of the execution of such amendment; provided that Eyenovia may redact any confidential or sensitive information contained in any such sublicense agreement or amendment thereto that is not necessary to confirm compliance with this Agreement. With respect to any sublicense granted to an Affiliate, Eyenovia shall provide Bausch Health with written notice of such sublicense within [ ] ([ ]) [ ] of granting the sublicense to such Affiliate.

2.3              Section 365(n) of The Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement, including the licenses granted under this Article II, are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code), as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. The Parties will retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Each Party agrees that the other Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of applicable Law outside the United States that provide similar protection for “intellectual property.” The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the Bankruptcy Code or analogous provisions of applicable Law outside the United States, the other Party will be entitled to a complete duplicate of (or complete access to, as the other (non-bankrupt) Party deems appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in such Party’s possession, will be promptly delivered to it upon such Party’s written request thereof. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

2.4              No Implied Licenses. Except as expressly provided in Section 2.1 and 3.1(c), all rights in and to the Licensed IP, and any other Patent Rights or Know-How of Eyenovia and its Affiliates, are hereby retained by Eyenovia and its Affiliates. Except as expressly set forth in Sections 4.1(b) and 4.2(b), all rights in and to all Patent Rights and Know-How of Bausch Health and its Affiliates are hereby retained by Bausch Health and its Affiliates.

2.5              Competing Program.

(a)               During the period commencing on the Effective Date and ending on the [ ] ([ ]) [ ], Eyenovia shall not, and shall ensure that its Affiliates will not, directly or indirectly (independently or for or with any Third Party), including through the grant or receipt of any license to or from any Third Party, engage in [ ], or (ii) [ ], in each case, without the prior written consent of Bausch Health, which consent may be granted or withheld in the sole discretion of Bausch Health (each, a “Competing Program”). As used in this Section 2.5 (a), [ ]. Notwithstanding the first sentence of this Section 2.5(a), [ ] [ ] ([ ]) [ ] [ ], then the provisions of this Section 2.5 shall remain in effect for as long as [ ].

(b)               Each Party acknowledges and agrees that: (i) if, at the time of enforcement of any covenant or agreement set forth in this Section 2.5, a court shall hold that the duration or scope stated herein is unreasonable under circumstances then existing, the maximum duration or scope under such circumstances shall be substituted for the stated duration or scope and the court shall be allowed to revise the restrictions contained herein to cover the maximum period and scope permitted by applicable Law; and (ii) if the courts of any one (1) or more of such jurisdictions hold any covenant or agreement set forth in this Section 2.5 unenforceable in whole or in part, such determination shall not bar or in any way adversely affect the rights of any Party hereto to equitable relief and remedies hereunder in courts of any other jurisdiction as to breaches or violations of any covenant or agreement set forth in this Section 2.5, such covenants and agreements being, for this purpose, severable into diverse and independent covenants and agreements.

(c)               In the event that Eyenovia or its Affiliates acquires a Third Party or a portion of the business of a Third Party (whether by merger, stock purchase, purchase of assets, or other means) that is, prior to such acquisition, conducting a Manufacturing, Development, or Commercialization program that, if conducted by Eyenovia at such time, would be a Competing Program, Eyenovia will use commercially reasonable efforts to divest such Competing Program promptly following the closing of such acquisition, and in any event will complete such divestment within [ ] ([ ]) [ ] after the closing of such acquisition. Such Party will not be deemed in breach of Section 2.5(a) with respect to such Competing Program so long as it complies with the terms of this Section 2.5(c).

(d)               In the event that Eyenovia or its Affiliates is acquired by a Third Party (whether by merger, stock purchase, purchase of assets, or other means) that is, prior to such acquisition, conducting a Manufacturing, Development, or Commercialization program involving a [ ] that, if conducted by Eyenovia at such time, would be a Competing Program, Eyenovia (or its successor entity) will use commercially reasonable efforts to divest (or cause the divestiture of) such Competing Program promptly following the closing of such acquisition, and in any event will complete (or will cause to be completed) such divestment within [ ] ([ ]) [ ] after the closing of such acquisition. Such Party will not be deemed in breach of Section 2.5(a) with respect to such Competing Program so long as it complies with the terms of this Section 2.5(d).

2.6              No Harmful Actions. If Bausch Health believes that Eyenovia is taking or intends to take any action with respect to the Device or the Licensed Product that could have a material adverse effect on the Licensed Product in the Licensed Field in the Licensed Territory, Bausch Health may bring the matter to the attention of Eyenovia, and the Parties shall discuss in good faith to resolve such concern. Without limiting the foregoing, unless the Parties otherwise agree, unless expressly permitted or required hereunder: (a) Eyenovia shall not communicate with any Regulatory Authority having jurisdiction in the Licensed Territory respecting the Device or the Licensed Product in the Licensed Field, unless so ordered by such Regulatory Authority, in which case Eyenovia shall immediately notify Bausch Health of such order; and (b) Eyenovia shall not submit any Regulatory Submissions or seek Regulatory Approvals for the Device or the Licensed Products in the Licensed Field in the Licensed Territory.

2.7              Right of First Negotiation. If, within [ ] ([ ]) [ ] [ ], Bausch Health has not commenced Development of [ ] [ ] [ ], then, at the request of Eyenovia, the Parties shall meet to discuss, acting reasonably and in good faith, the potential Development of [ ], whether by Bausch Health or Eyenovia or jointly between the Parties, including the allocation of responsibilities, any cost-sharing and other financial terms. If the Parties mutually agree to proceed with the Development of [ ], then the Parties shall amend this Agreement accordingly, if necessary. If the Parties cannot mutually agree on whether to proceed with the Development of [ ], then Eyenovia shall have no rights to Develop (or Manufacture or Commercialize) [ ] and Bausch Health shall not be required to Develop (or Manufacture or Commercialize) [ ]; provided that, Bausch Health shall retain rights to [ ].

ARTICLE III

INFORMATION TRANSFER; Development; Regulatory Matters

3.1              Information Transfer.

(a)               Initial Information Transfer to Bausch Health. (A) Within a reasonable period not to exceed [ ] ([ ]) [ ] after the Effective Date, Eyenovia shall provide to Bausch Health, in a mutually-agreed upon format and without further financial consideration, the clinical data, the Regulatory Documentation and other material Know-How included in the Licensed Know-How; and (B) during the Term, Eyenovia shall make its relevant personnel reasonably available to Bausch Health, at reasonable times during Eyenovia’s normal business hours and upon reasonable prior notice, to answer any questions or provide instruction as reasonably requested by Bausch Health concerning the information delivered pursuant to this Section 3.1 or otherwise in connection with Development of Licensed Products.

(b)               Continuing Information Transfer to Bausch Health. On an ongoing basis, from time to time during the Term, as reasonably requested by Bausch Health, Eyenovia shall provide to Bausch Health, in a mutually agreed-upon format, the clinical data and other material Know-How included in the Licensed Know-How to the extent not provided previously pursuant to Section 3.1(a)(i).

(c)               Right of Reference or Use. Eyenovia hereby grants to Bausch Health for use in connection with any activities under this Agreement, a Right of Reference or Use to any and all Regulatory Documentation Controlled by Eyenovia during the Term relating to Licensed Products or the Device, and agrees to sign, and cause its Affiliates to sign, any instruments reasonably requested by Bausch Health in order to effect such grant.

(d)               Applicability of Bankruptcy Code. For the avoidance of doubt, rights granted under this Article III shall be deemed to be a license of rights to “intellectual property” as defined in Section 101 (35A) of the Bankruptcy Code and shall otherwise be subject to Section 2.3.

(e)               Transfer of Regulatory Filings. Subject to the terms and conditions of this Agreement, Bausch Health will own all Regulatory Approvals for Licensed Products in the Licensed Territory, including the Transferred IND. On the Effective Date or such later date as requested by Bausch Health (not to exceed [ ]), Eyenovia shall (or shall cause its Affiliate to) assign and transfer to Bausch Health (or Bausch Health’s designated Affiliate) the Transferred IND (and all of Eyenovia’s and its Affiliates rights, interest and title therein, free and clear of all Encumbrances). In connection therewith, on the Effective Date or such later date as requested by Bausch Health pursuant to the preceding sentence, each Party shall submit to the FDA letters (in a form reasonably agreed to by the Parties) relating to the transfer of the Transferred IND. Bausch Health and Eyenovia each agree to use all Commercially Reasonable Efforts to take all actions required by the FDA to effect the transfer of the Transferred IND from Eyenovia to Bausch Health (or Bausch Health’s designated Affiliate) and further agree to cooperate with each other in order to effectuate the foregoing transfer of the Transferred IND. Until such time as the Transferred IND is effectively transferred and assigned to Bausch Health, Eyenovia shall keep the Transferred IND active and current and maintained in accordance with Applicable Laws.

(f)                Assignment of Assumed Contracts.

(i)               As of the Effective Date (or within [ ] ([ ]) [ ] thereafter if requested by Eyenovia), Eyenovia shall assign to Bausch Health (or its designated Affiliate), and Bausch Health (or its designated Affiliate) shall assume, the Assumed Contracts (and the rights and obligations thereunder arising after the Effective Date); provided however that Bausch Health shall not assume or agree to pay, discharge, or perform any liabilities or obligations relating to the period prior to the Effective Date or actual date of assignment and assumption, if later, including any such liabilities arising out of any breach by Eyenovia or its Affiliates of any provision of any Assumed Contract. In connection herewith, as of the Effective Date, the Parties (or their respective Affiliates) shall execute an assignment and assumption agreement with respect to such Assumed Contracts, in a form to be agreed upon by the Parties, acting reasonably and good faith.

(ii)              Notwithstanding anything herein to the contrary, if the assignment or assumption of all or any portion of any rights or obligations under any Assumed Contract shall require the consent of any other party thereto or any other Third Party that has not been obtained prior to the Effective Date, this Agreement shall not constitute an agreement to assign or otherwise transfer any rights or obligations under any such Assumed Contract if an attempted assignment without any such consent would constitute a breach or violation thereof. If any such Third Party consent is not obtained prior to the Effective Date, Eyenovia will continue to use its commercially reasonable efforts to obtain such Third Party consents after the Effective Date. Pending assignment to Bausch Health, Eyenovia shall use good faith efforts to cooperate with Bausch Health after the Effective Date to provide to Bausch Health substantially equivalent benefits under or with respect to the applicable Assumed Contract as to which the requisite Third Party consent has not been obtained or for which Eyenovia has, pursuant to Section 3.1(f)(i) requested that the assignment occur within [ ] ([ ]) [ ] after the Effective Date. Upon obtaining the requisite consent, Eyenovia shall promptly assign, or cause to be assigned, such Assumed Contract to Bausch Health hereunder. Until such time as the Assumed Contracts are effectively transferred and assigned to Bausch Health, Eyenovia shall comply with its obligations under the Assumed Contracts and shall not modify, amend, terminate or waive any rights under the Assumed Contracts, without the prior written consent of Bausch Health.

(g)               Alliance Managers. Promptly after the Effective Date, each Party shall appoint (and notify the other Party of the identity of) a representative having the appropriate qualifications to act as its alliance manager under this Agreement (“Alliance Manager”). The Alliance Managers will serve as the primary contact points between the Parties regarding the activities contemplated by this Agreement. The Alliance Managers will facilitate the flow of information and otherwise promote communication, coordination, and collaboration between the Parties. Each Party may replace its Alliance Manager by written notice to the other Party. For greater certainty, the obligation to maintain an Alliance Manager and the roles and responsibilities of the Alliance Managers shall survive the dissolution of the JSC.

3.2              Conduct of Development Activities.

(a)               From and after the Effective Date, Bausch Health will, subject to the terms of this Agreement (including Sections 3.2(b) and 3.3), be solely responsible and have sole decision-making authority, at its expense, for the Development of Licensed Products (including the Device itself) in the Licensed Field in the Licensed Territory.

(b)               Promptly following the Effective Date, Eyenovia shall, and shall cause its Affiliates to transfer control to Bausch Health of any and all ongoing clinical and non-clinical studies and trials involving Licensed Products in the Licensed Territory being conducted by or on behalf of Eyenovia or its Affiliates as of the Effective Date. Notwithstanding the foregoing, at the reasonable request of Bausch Health, Eyenovia shall continue to conduct some or all of such clinical and/or non-clinical studies and trials and assist in any related Development activities (including any related regulatory activities with respect to the Licensed Product) for up to [ ] ([ ]) [ ] to enable such transfer to be completed without interruption of any such clinical or non-clinical study or trial and Bausch shall reimburse Eyenovia for all of its Development Costs incurred in connection with such transitional activities. In the event that Eyenovia continues to conduct clinical and/or non-clinical studies and trials and perform such additional Development and regulatory activities pursuant to this Section 3.2(b), Eyenovia shall take direction from Bausch Health with respect to the conduct of such studies and trials and shall conduct such studies and trials in accordance with the instructions of Bausch Health and in compliance with applicable Law.

(c)               Diligence. Bausch Health shall use Commercially Reasonable Efforts to Develop [ ]. For greater certainty, [ ] shall satisfy Bausch Health’s obligations under this Section 3.2(c).

(d)               All data (including pre-clinical, clinical, technical, chemical, safety, and scientific data and information), know-how and other results generated by, or on behalf of, Bausch Health or resulting from or in connection with the conduct of Bausch Health’s Development activities (including such data, know-how and results generated by Eyenovia on behalf of Bausch Health pursuant to its Development activities under Section 3.2(b) above) shall be owned solely and exclusively by Bausch Health, provided that, ownership of such data shall not limit Bausch’s obligations under the Pharmacovigilance Agreement.

3.3              Development of and Changes to the Device.

(a)               Development of Device. If, in connection with the Regulatory Approval for the Licensed Product in either country in the Licensed Territory, the applicable Regulatory Authority requires that additional Development work be completed on the Device in connection with or as a condition of granting or maintaining such Regulatory Approval, then Eyenovia will conduct any such additional Development activities on the Device, at its own expense. In addition, if a Regulatory Authority in the Licensed Territory requires that Development work be completed on the Device on a post-Regulatory Approval basis, then Eyenovia will conduct any such post-approval Development at its own cost. Nothing in this Section 3.3(a) shall diminish or otherwise limit the license grant to Bausch Health under Section 2.1. In particular, Bausch Health shall have the right, but not the obligation, to Develop the Device for the Licensed Product in the Licensed Territory.

(b)               Second Generation Device. In addition to its Development obligations under Section 3.3(a), Eyenovia shall be responsible for Developing the Second Generation Device, such Development activities to be completed prior to the Commercial Launch of the first Licensed Product. The Second Generation Device must conform to the specifications and other requirements set out on Schedule 1.39 and any deviations from or updates to these specifications and requirements and any other changes to the Second Generation Device must be approved in writing by both Parties. Eyenovia shall keep Bausch Health reasonably informed of the status and progress of the Development of the Second Generation Device. If Eyenovia fails to complete the Development of the Second Generation Device and to have the Second Generation Device ready for dosing in patients by [ ], then Bausch Health shall have the right, but not the obligation, to assume any remaining Development activities with respect to the Development of the Second Generation Device and Eyenovia shall reimburse Bausch Health for its reasonable costs in completing such Development activities.

(c)               Changes to the Device.

(i)                 Required Changes. In the event that (a) a Regulatory Authority in the Licensed Territory requires a change to the Device in connection with the Regulatory Approval of a Licensed Product in the Licensed Field in the Licensed Territory, or (b) a Regulatory Authority in the Licensed Territory requires a change to the Device in order for Bausch Health to continue to Develop, Manufacture or Commercialize a Licensed Product then the Parties shall meet to discuss any such necessary changes to the Device and Eyenovia shall promptly implement such changes to the Device, at its cost.

(ii)              Requested Changes. Other than as set forth in Section 3.5(c)(i), if Bausch Health reasonably requests that Eyenovia modify or otherwise make changes to the Device, either in connection with Regulatory Approval under Section 3.3 (a) or at any time thereafter, Eyenovia shall discuss such changes in good faith and, if mutually agreed, shall modify or make changes to the Device, provided that, Bausch Health will be solely responsible for all Development Costs incurred by Eyenovia to implement any such changes conducted under this Section 3.5(c)(ii); provided that, in agreeing to implement such changes, Eyenovia will provide to Bausch Health a budget setting out its good faith estimate of the Development Costs it expects to incur in connection with implementing such change and Eyenovia will use good faith efforts to adhere to such budget. If, following such good faith discussions, Eyenovia decides not to modify or make such changes to the Device, then Bausch Health shall have the right to make such changes to the Device, at its own cost.

(d)               Unique Device. Eyenovia acknowledges and agrees that it is the intention of the Parties that the Device will be unique to the Atropine Product in the Licensed Field in the Licensed Territory. As a result, in developing the Device, Eyenovia shall ensure that (i) [ ] and (ii) [ ]. Eyenovia (or its Affiliates or licensees) shall not be permitted to use or Commercialize (and shall not grant rights to a Third Party to use or Commercialize) and shall not otherwise supply to a Third Party (i) [ ], or (ii) [ ]. In addition, Eyenovia (or its Affiliates or licensees) shall not be permitted to use or Commercialize (and shall not grant rights to a Third Party to use or Commercialize) and shall not otherwise supply to a Third Party [ ] in the Licensed Field in the Licensed Territory.

3.4              Cost of Development Activities.

(a)               Other than as set out in Section 3.4(b), Eyenovia shall be financially responsible for Development Costs associated with activities conducted prior to the Effective Date in connection with the Licensed Product and Bausch Health shall be financially responsible for the Development Costs associated with activities conducted following the Effective Date in connection with the Licensed Product in the Licensed Territory. To the extent that any Development Costs relate to both the periods before and after the Effective Date, promptly following the Effective Date, the Parties shall determine the portion of such Development Costs that relate to the period prior to the Effective Date, which shall be the responsibility of Eyenovia, and the portion of such Development Costs that relate to the period on or after to the Effective Date, which shall be the responsibility of Bausch Health. If the Parties are not able to determine the period to which such Development Costs relates, then, promptly following the Effective Date, the Parties shall, acting in good faith, agree on a fair and reasonable allocation between the Parties of such Development Costs.

(b)               Notwithstanding Section 3.4(a), Eyenovia shall be financially responsible for the Development Costs associated with activities conducted by or on behalf of Eyenovia pursuant to Section 3.3, prior to or after the Effective Date, in connection with the development of the Device. Bausch Health shall be responsible for the costs of the Development activities it conducts on the Device after the Effective Date. For greater certainty, Bausch Health shall only be responsible for the Development Costs incurred by Eyenovia for those Development and related activities that are expressly stated in Section 3.3 to be at Bausch Health’s costs or that Bausch Health otherwise expressly requests that Eyenovia conduct. Other than as set out in Section 3.3, any Development Costs incurred by Eyenovia that are not incurred in connection with Development activities requested by or otherwise consented to by Bausch Health shall be paid by Eyenovia (and not reimbursed by Bausch Heath).

3.5              Regulatory Matters Related to Licensed Products.

(a)               Regulatory Strategies and Submissions. Bausch Health shall (i) determine the regulatory plans and strategies for the Licensed Products in the Licensed Field in the Licensed Territory, (ii) be responsible for making all regulatory submissions and filings with respect to the Licensed Products in the Licensed Field in the Licensed Territory (either itself or through its Affiliates, sublicensees, or distributors), and (iii) be responsible for obtaining and maintaining Regulatory Approvals for the Licensed Product in the Licensed Field in the Licensed Territory in the name of Bausch Health or its Affiliates, sublicensees, or distributors. As between the Parties, Bausch Health shall own all right, title and interest in all Regulatory Approvals for sale of the Licensed Product in the Licensed Field in the Licensed Territory and all related Regulatory Documentation. Eyenovia shall (x) determine the regulatory plans and strategies for the Licensed Products outside the Licensed Territory, (y) be responsible for making all regulatory submissions and filings with respect to the Licensed Products outside the Licensed Territory (either itself or through its Affiliates, sublicensees, or distributors), and (z) be responsible for obtaining and maintaining Regulatory Approvals for the Licensed Product outside the Licensed Territory in the name of Eyenovia or its Affiliates, sublicensees, or distributors. As between the Parties, Eyenovia shall own all right, title and interest in all Regulatory Approvals for sale of the Licensed Product outside the Licensed Territory and all related Regulatory Documentation. Each Party shall keep the other Party informed in connection with the preparation of all Regulatory Documentation, Regulatory Authority review of Regulatory Documentation, and Regulatory Approvals, annual reports, annual re-assessments, and variations and labeling, in each case with respect to the Licensed Products in or outside the Licensed Territory, as applicable; provided, that each Party shall have the right to redact any information to the extent not related to the Licensed Products or that otherwise is confidential, proprietary, or competitive in nature. Unless already the Confidential Information of a Party, any information disclosed pursuant to this Section 3.5(a) shall be the Confidential Information of the disclosing Party.

(b)               Regulatory Meetings. Bausch Health shall be responsible for interfacing, corresponding, and meeting with the applicable Regulatory Authorities, including the FDA and Health Canada, regarding the Licensed Products with respect to the Licensed Field in the Licensed Territory. Eyenovia shall be responsible for interfacing, corresponding, and meeting with applicable Regulatory Authorities regarding the Licensed Products outside the Licensed Territory.

(c)               Transferred IND. Until such time as the Transferred IND is transferred and assigned to Bausch Health, Eyenovia shall, sufficiently in advance of any submission or correspondence to the applicable Regulatory Authority regarding the Licensed Product in the Licensed Field in the Licensed Territory, provide Bausch Health with all materials relating to such correspondence and obtain Bausch Health’s prior written approval of such correspondence prior to making such correspondence.

(d)               Global Safety Database; Pharmacovigilance Agreement. Within [ ] ([ ]) [ ] of the Effective Date, the Parties shall negotiate, acting reasonably and in good faith, and execute a pharmacovigilance agreement for the Licensed Products with customary terms and conditions (the “Pharmacovigilance Agreement”). The Pharmacovigilance Agreement shall, among other things, govern cooperation between the Parties that will enable each of them to comply with its respective obligations under applicable Laws with regard to adverse event data collection, analysis, and reporting and to enable each Party to satisfy its duty of care. Eyenovia shall establish, hold, and maintain the global safety databases for each Licensed Product (and the Device itself) (the “Global Safety Database”) into which it shall enter information on all adverse events concerning such Licensed Products occurring anywhere in the world and reported to either of the Parties, in accordance with the Pharmacovigilance Agreement.

(e)               Recalls. The Parties shall immediately contact each other in the event that either Party has reason to believe that the recall or product withdrawal of the Licensed Product may be necessary. The Parties shall, in good faith, acting reasonably, cooperate and coordinate on the process for such recall or Licensed Product withdrawal prior to its implementation. Subject to the terms of the Pharmacovigilance Agreement, Bausch Health shall be responsible for the administration and implementation, at its cost, of any recall or product withdrawal with respect to the Licensed Product in the Licensed Field in the Licensed Territory and Eyenovia shall be responsible for the administration and implementation, at its cost, of any recall or product withdrawal with respect to the Licensed Product outside the Licensed Field or outside the Licensed Territory. In the event of any dispute between the Parties as to whether a recall or product withdrawal of the Licensed Product is required or advisable or the process for such recall or product withdrawal of the Licensed Product, then Bausch Health shall have the final decision-making authority with respect to recalls or product withdrawals of the Licensed Product in the Licensed Territory and Eyenovia shall have the final decision-making authority with respect to recalls or product withdrawals of the Licensed Product outside the Licensed Territory.

3.6              Development and Regulatory Support by Eyenovia. At the request of Bausch Health, Eyenovia shall support Bausch Health in the Development of and seeking Regulatory Approval for the Licensed Product (including the Device) in the Licensed Territory by providing certain assistance, activities and services as agreed by the Parties. Such support shall include, but not be limited to, (i) Eyenovia making available its relevant personnel to Bausch Health, at reasonable times during Eyenovia’s normal business hours and upon reasonable prior notice, to answer any questions, advise on or provide instruction as reasonably requested by Bausch Health concerning the Development of or Regulatory Approval for Licensed Products and Device, and (ii) reviewing and commenting on Regulatory Documentation or correspondence from or to the Regulatory Authorities relating to the Licensed Product and Device and the Regulatory Approval thereof.

ARTICLE IV

Clinical and Commercial Supply

4.1              Clinical Supply.

(a)               As soon as reasonably practicable but in no event later than [ ] ([ ]) [ ] following the Effective Date, the Parties shall negotiate in good faith and enter into a clinical supply agreement (the “Clinical Supply Agreement”) for the supply by Eyenovia to Bausch Health of Licensed Products for use in clinical and non-clinical studies and trials and other Development activities with respect to the Licensed Product (including the Atropine Product and the Device) in the Licensed Territory (the “Clinical Supply”), such Clinical Supply to include both the First Generation Device and the Second Generation Device. The Clinical Supply Agreement shall include such terms and conditions as are reasonable and customary for similar clinical supply agreements in the pharmaceutical industry; provided, that the Clinical Supply Agreement shall in no event require Bausch Health to pay Eyenovia any amounts in excess of [ ] ([ ]%) of Eyenovia’s actual Cost of Goods of Manufacturing or having Manufactured the Clinical Supply. The current estimate of Eyenovia’s Cost of Goods for the Manufacture of the Clinical Supply is set forth on Schedule 4.1 hereto. In connection with the negotiation and execution of the Clinical Supply Agreement, the Parties will also negotiate and execute any ancillary agreements necessary for or desirable in connection with the Clinical Supply, including a quality agreement containing customary and industry-standard quality terms.

(b)               Notwithstanding the above, at Bausch Health’s sole discretion, Bausch Health may elect to have the Clinical Supply (or a component of the Clinical Supply, including the Atropine Product and/or the Device) Manufactured by one of its Affiliates or a Third Party CMO, including the Third Party CMO(s) used by Eyenovia. If Bausch Health elects to have the Clinical Supply Manufactured by an Affiliate or a Third Party CMO, then, upon the request of Bausch Health, Eyenovia shall (i) provide a technology transfer to Bausch Health’s Affiliate or its Third Party CMO(s) for purposes of Manufacturing the Clinical Supply or (ii) permit and facilitate Bausch Health’s contracting directly with the Third Party CMO(s) that currently Manufacture Licensed Product for Clinical Trials in order for Bausch Health to source Clinical Supply for clinical use. Such technology transfer shall include the transfer of all material clinical data and Manufacturing Know-How included in the Licensed Know-How that is necessary or useful for Manufacture of the Clinical Supply. Bausch Health shall reimburse Eyenovia for its reasonable, out-of-pocket costs incurred in connection with such technology transfer; provided that Eyenovia shall be responsible for its own costs relating solely to the technology transfer of the Device. Eyenovia agrees to sign, and cause its Affiliates to sign, any documents or instruments reasonably requested by Bausch Health in order to permit Bausch Health or its Affiliates to engage Eyenovia’s Third Party CMO(s) in accordance with this Section 4.1(b). If, in the conduct of Manufacturing the Licensed Product, Bausch Health or any Third Party CMO develops any Improvements to the Manufacturing Know-How included in the Licensed Know-How that is necessary or useful for Manufacture of the Licensed Products for Commercial use, Bausch Health shall (i) disclose such Improvements to Eyenovia (provided that, in the case of Improvements developed by a Third Party CMO, Bausch Health has the right to disclose such improvements to Eyenovia) and (ii) grant Eyenovia a non-exclusive, worldwide, right and license (with the right to sublicense, subject to Section 2.2(b)) to use such Improvements in connection with the Manufacture of Licensed Products for sale outside the Licensed Territory (provided that, in the case of Improvements developed by a Third Party CMO, such Third Party CMO has granted rights to Bausch Health to such Improvements, including the right to sublicense such Improvements to Eyenovia).

4.2              Commercial Supply; Tech Transfer.

(a)               Bausch Health shall have the right to Manufacture, itself or through its Affiliates, or have Manufactured by Eyenovia or a Third Party contract manufacturing organization(s) (“Third Party CMO(s)”), including the Third Party CMO(s) used by Eyenovia, bulk or finished Licensed Products (including the Atropine Product and the Device) for Commercial use in accordance with this Agreement.

(b)               If Bausch Health determines to Manufacture itself (or through its Affiliates) or have Manufactured by a Third Party CMO its commercial supply of the Licensed Product (including the Atropine Product and/or the Device), then, upon the request of Bausch Health, Eyenovia shall (a) provide a technology transfer to Bausch Health, its Affiliates, or its Third Party CMO(s) for purposes of Manufacturing Licensed Products for Commercial use or (b) permit and facilitate Bausch Health’s contracting directly with the Third Party CMO(s) that Manufactured Licensed Product for Clinical Trials in order for Bausch Health to source Licensed Product for Commercial use. Such technology transfer shall include the transfer of all material clinical data and Manufacturing Know-How included in the Licensed Know-How that is necessary or useful for Manufacture of the Licensed Products for Commercial use. Bausch Health shall reimburse Eyenovia for its reasonable, out-of-pocket costs incurred in connection with such technology transfer; provided that Eyenovia shall be responsible for its own costs relating solely to the technology transfer of the Device. Eyenovia agrees to sign, and cause its Affiliates to sign, any documents or instruments reasonably requested by Bausch Health in order to permit Bausch Health or its Affiliates to engage Eyenovia’s Third Party CMO(s) in accordance with this Section 4.2. If, in the conduct of Manufacturing the Licensed Product, Bausch Health or any Third Party CMO develops any Improvements to the Manufacturing Know-How included in the Licensed Know-How that is necessary or useful for Manufacture of the Licensed Products for Commercial use, Bausch Health shall (i) disclose such Improvements to Eyenovia (provided that, in the case of Improvements developed by a Third Party CMO, Bausch Health has the right to disclose such improvements to Eyenovia) and (ii) grant Eyenovia a non-exclusive, worldwide, right and license (with the right to sublicense, subject to Section 2.2(b)) to use such Improvements in connection with the Manufacture of Licensed Products for sale outside the Licensed Territory (provided that, in the case of Improvements developed by a Third Party CMO, such Third Party CMO has granted rights to Bausch Health to such Improvements, including the right to sublicense such Improvements to Eyenovia).

(c)               If Bausch Health determines to have Eyenovia Manufacture its commercial supply of the Licensed Product (including the Atropine Product and/or the Device), then the Parties shall promptly negotiate in good faith and enter into a commercial supply agreement (the “Commercial Supply Agreement”) for the supply by Eyenovia to Bausch Health of the Licensed Product (or component thereof) for Commercial use in the Licensed Territory (the “Commercial Supply”). The Commercial Supply Agreement shall include such terms and conditions as are reasonable and customary for similar commercial supply agreements in the pharmaceutical industry; provided, that the Commercial Supply Agreement shall in no event require Bausch Health to pay Eyenovia any amounts in excess of [ ]. In connection with the negotiation and execution of the Commercial Supply Agreement, the Parties will also negotiate and execute any ancillary agreements necessary for or desirable in connection with the Commercial Supply, including a quality agreement containing customary and industry-standard quality terms.

(d)               For clarity, this Section 4.2 shall not limit the license granted by Eyenovia to Bausch Health with respect to the Manufacture of Licensed Product.

ARTICLE V

Commercialization

5.1              Commercialization Responsibilities. During the Term, Bausch Health will be solely responsible, at its sole cost and expense, for Commercializing all Licensed Products in the Licensed Field in the Licensed Territory. All decisions regarding Commercialization of the Licensed Products in the Licensed Field in the Licensed Territory, including the design, sale, pricing, distribution, branding, marketing and promotion of the Licensed Products in the Licensed Field in the Licensed Territory under this Agreement, shall be within the sole discretion of Bausch Health and its Affiliates.

5.2              Commercialization Diligence. During the Term, Bausch Health shall use Commercially Reasonable Efforts to Commercialize [ ].

5.3              Trademarks.

(a)               Bausch Health shall have the non-exclusive right, but not the obligation, to use the Licensed Marks in connection with the Development, Manufacture and Commercialization of Licensed Products in the Licensed Field in the Licensed Territory; provided that, in its sole discretion, Bausch Health may also use other Trademarks of its selection and/or its own corporate Trademarks in connection with such Development, Manufacture and Commercialization of Licensed Products in the Licensed Field in the Licensed Territory (provided, that no such Trademark shall contain the word “Eyenovia”). Eyenovia shall own all rights in and to all Licensed Marks in the Licensed Territory and shall register and maintain the Licensed Marks in the Licensed Territory, at Eyenovia’s cost and expense. Bausch Health shall own all rights in and to all other Trademarks (other than the Licensed Marks) used in the Development, Manufacture and Commercialization of the Licensed Products in the Licensed Field in the Licensed Territory and shall register and maintain such Trademarks in the Licensed Territory, at Bausch Health’s cost and expense. During the Term, Bausch Health agrees (i) to not do anything inconsistent with Eyenovia’s ownership of the Licensed Marks, (ii) to comply with any terms of use for such Licensed Marks mutually agreed to by the Parties, and (iii) that any goodwill associated with the use of Licensed Marks by Bausch Health shall inure solely to the benefit of Eyenovia.

(b)               At the request of Bausch Health, Eyenovia shall apply for the registration of [ ], in the name of Eyenovia and at Eyenovia’s cost and expense. Once such application has been made [ ], such Trademark will become a Licensed Mark for the purposes of this Agreement and Schedule 1.77 shall be automatically amended accordingly and the terms of Section 5.3(a) above shall apply to such Trademark.

(c)               Eyenovia hereby grants to Bausch the right (and Bausch Health shall hereby have the right, but not the obligation) to apply for the registration of, register and maintain [ ] in the Licensed Territory, in the name of Bausch Health and at Bausch Health’s cost and expense, for use in the Development, Manufacture and Commercialization of the Licensed Products in the Licensed Field in the Licensed Territory. As between the Parties, Bausch Health shall own all rights in and to such Trademarks. During the Term, Eyenovia (and its Affiliates) shall not apply for the registration of or register [ ] in the Licensed Territory nor shall it grant a Third Party the right or license to use, apply for the registration of or register [ ] in the Licensed Territory.

5.4              Unauthorized Sales.

(a)               Unauthorized Sales by Bausch Health. Bausch Health shall, and shall cause its Affiliates and sublicensees to, distribute, market, promote, offer for sale and sell Licensed Products only in the Licensed Territory. Bausch Health shall not, and shall not permit its Affiliates or sublicensees to, distribute, market, promote, offer for sale or sell Licensed Products (i) to any Person outside the Licensed Territory or (ii) to any Person that Bausch Health or its Affiliates or sublicensees, as applicable, knows (A) is likely to distribute, market, promote, offer for sale or sell Licensed Products outside the Licensed Territory or assist another Person to do so, or (B) has directly or indirectly distributed, marketed, promoted, offered for sale or sold Licensed Products outside the Licensed Territory or assisted another Person to do so. If Bausch Health or its Affiliates or sublicensees receives any orders for Licensed Products for outside the Licensed Territory, it shall promptly refer such orders to Eyenovia.

(b)               Unauthorized Sales by Eyenovia. Eyenovia shall, and shall cause its Affiliates and licensees to, distribute, market, promote, offer for sale and sell Licensed Products only outside the Licensed Territory. Eyenovia shall not, and shall not permit its Affiliates or licensees to, distribute, market, promote, offer for sale or sell Licensed Products (i) to any Person other than outside the Licensed Territory or (ii) to any Person that Eyenovia or its Affiliates or licensees, as applicable, knows (A) is likely to distribute, market, promote, offer for sale or sell Licensed Products for use in the Licensed Territory or assist another Person to do so, or (B) has directly or indirectly distributed, marketed, promoted, offered for sale or sold Licensed Products for use in the Licensed Territory or assisted another Person to do so. If Eyenovia or its Affiliates or licensees receives any orders for Licensed Products for use in the Licensed Territory, it shall promptly refer such orders to Bausch Health.

ARTICLE VI

Intellectual Property Ownership,
Protection, and Related Matters

6.1              Inventorship; Ownership.

(a)               Inventorship. Inventorship of Improvements conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with the patent Laws of the United States.

(b)               Ownership. As between the Parties, all Improvements made or created by a Party’s or any of its Affiliates’ employees, independent contractors, or consultants, in the course of conducting activities under this Agreement, together with all Intellectual Property Rights therein, shall be owned by such Party. Subject to Section 3.2(d), all Improvements made or created jointly by each Party’s (or any of its Affiliates’) employees, independent contractors, or consultants, in the course of conducting activities under this Agreement, together with all Patent Rights therein (“Joint Patent Rights”), shall be jointly owned by the Parties and are “Joint IP”. Joint IP shall be owned jointly by Eyenovia and Bausch Health on the basis of an undivided interest without a duty to account to the other Party and shall be deemed to be Controlled by each Party. Notwithstanding anything to the contrary herein, each Party shall have the right to use such Joint IP, or license such Joint IP to its Affiliates or any Third Party, or sell or otherwise transfer its interest in such Joint IP to its Affiliates or a Third Party, in each case without the consent of the other Party, so long as such use, sale, license, or transfer is subject to the licenses granted pursuant to this Agreement and is otherwise consistent with this Agreement. Each Party hereby authorizes and grants the other Party its permission and consent to assume, directly or through its authorized agents, attorneys, or representatives, the responsibilities set forth in Section 6.2.

6.2              Prosecution and Maintenance of Patent Rights.

(a)               Licensed Patent Rights in the Licensed Territory. Eyenovia shall have the obligation to file, prosecute, and maintain the Licensed Patent Rights and Joint Patent Rights in the Licensed Territory, at Eyenovia’s expense. Eyenovia shall keep Bausch Health reasonably informed of the status of such Licensed Patent Rights and Joint Patent Rights in the Licensed Territory and shall consult with Bausch Health on the prosecution strategy for such Licensed Patent Rights and Joint Patent Rights in the Licensed Territory and shall consider Bausch Health’s reasonable comments. Eyenovia shall promptly provide Bausch Health with all material correspondence received from any patent authority in the Licensed Territory in connection with respect to any Licensed Patent Rights or Joint Patent Rights and shall promptly provide Bausch Health with drafts of all proposed material filings and correspondence to any patent authority in the Licensed Territory with respect to any such Licensed Patent Rights or Joint Patent Rights for Bausch Health’s review and comment prior to the submission of such proposed filings and correspondences and shall use reasonable efforts to incorporate Bausch Health’s reasonable comments.

(b)               Eyenovia shall not be permitted to decline to file, prosecute, or maintain any Licensed Patent Rights or Joint Patent Rights in any country of the Licensed Territory, or allow any Licensed Patent Rights or Joint Patent Rights to lapse in any country of the Licensed Territory, without the prior written consent of Bausch Health. If Bausch Health does provide its consent and Eyenovia declines to file, prosecute, or maintain any Licensed Patent Rights or Joint Patent Rights in any country of the Licensed Territory, or desires to allow any Licensed Patent Rights or Joint Patent Rights to lapse in any country of the Licensed Territory, then:

(i)               Eyenovia shall provide Bausch Health with reasonable written notice of such decision so as to permit Bausch Health to decide whether to file, prosecute, or maintain such Licensed Patent Rights or Joint Patent Rights in the Licensed Territory and to take any necessary action.

(ii)              Following notice from Eyenovia pursuant to Section 6.2(b)(i), Bausch Health may, by providing prompt written notice thereof to Eyenovia, assume control of the filing, prosecution, and/or maintenance of such Licensed Patent Rights or Joint Patent Rights in the name of the owner(s) of such Licensed Patent Rights or Joint Patent Rights, at Bausch Health’s expense.

(c)               Licensed Patent Rights outside the Licensed Territory. Eyenovia shall have the sole right to file, prosecute, and maintain Licensed Patent Rights outside the Licensed Territory, at its expense. Bausch Health shall have no right to be consulted or comment on filings outside the Licensed Territory, unless such filings would reasonably be likely to give rise to substantive arguments, comments, or remarks that could reasonably be seen as impacting the Infringement Claims, Defenses or Licensed Patent Rights in the Licensed Territory.

(d)               Patent Term Extensions. Bausch Health may, in consultation with Eyenovia, select which, if any, Licensed Patent Rights for which a Patent Term Extension is to be sought or obtained with respect to the Licensed Products in the Licensed Territory.

6.3              Patent Marking. If permitted, Eyenovia shall, and shall cause its Affiliates, distributors, and licensees, to: (a) mark the Licensed Products (and any other products covered by the Licensed Patents) with the number of each issued patent under the Licensed Patent Rights that apply to the Licensed Product or such other product; and (b) comply with the patent marking statutes in each country in which the Licensed Products or such other products are Manufactured.

6.4              Third Party Infringement.

(a)               Notice. Each Party shall promptly provide the other Party with written notice reasonably detailing any known or alleged infringement by a Third Party of any Licensed Patent Rights in the Licensed Territory, and of any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability, or non-infringement of any such Licensed Patent Rights (collectively “Third Party Infringement”) in the Licensed Territory.

(b)               Enforcement. Eyenovia shall have the first right to determine and control a course of action designed to curtail such Third Party Infringement, whether legal or commercial in the Licensed Territory, in connection with the Third Party Infringement, at its own expense, as it reasonably determines appropriate; provided that, in all cases, Eyenovia shall consult with Bausch Health prior to taking any material action and shall consider Bausch Health’s reasonable comments in making a determination to commence such material action and in its strategy with respect to such material action. In the event such course of action includes litigation, Eyenovia shall keep Bausch Health reasonably informed (and shall consult with Bausch Health and shall consider Bausch Health’s reasonable comments) as to any legal or commercial courses of action it pursues pursuant to this Section 6.4(b). In addition, in the event such course of action includes litigation, at the reasonable request of Eyenovia, Bausch Health shall be obligated to join as a party to such proceedings, to be represented by Eyenovia’s counsel (other than to the extent that Bausch Health cannot reasonably be jointly represented by Eyenovia’s counsel because of a conflict that leaves Bausch Health without representation and requires that Bausch Health obtain its own counsel). If Bausch Health elects to engage its own counsel, it shall have the right to do so, at its sole cost, provided that, if Bausch Health engages its own counsel at the request of Eyenovia or because of a conflict, the reasonable fees and related costs of one such separate counsel as such separate counsel is reasonably approved by Eyenovia shall be reimbursed by Eyenovia. At the request of Eyenovia, Bausch Health shall provide reasonable assistance to Eyenovia in connection therewith, including by executing reasonably appropriate documents and cooperating in discovery. Any recoveries resulting from such an action relating to a claim of Third Party Infringement first shall be applied to reimburse the Parties’ costs in connection with the Third Party Infringement, with the balance retained by Bausch Health and deemed Net Sales for the purpose of calculating the split of Gross Profits due to Eyenovia pursuant to Section 7.3.

(c)               Nothing herein shall restrict Bausch Health, at its own expense, from exercising any right to bring proceedings against any Third Party in the event that Eyenovia elects not to pursue an alleged Third Party Infringement, in which case any recoveries resulting from such an action relating to a claim of Third Party Infringement first shall be applied to reimburse the Parties’ costs in connection with the Third Party Infringement, with the balance retained by Bausch Health and deemed Net Sales for the purpose of calculating the split of Gross Profits due to Eyenovia pursuant to Section 7.3; provided that, to the extent the Third Party Infringement relates to a Licensed Patent covering the Device (other than a Third Party Infringement involving a Generic Product of the Licensed Product), then Bausch Health shall be entitled to retain [ ]% of such balance (and such amounts will not be deemed Net Sales). At the request of Bausch Health, Eyenovia shall provide reasonable assistance to Bausch Health in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery, and joining as a party to the action. In the event that Eyenovia elects not to pursue an alleged Third Party Infringement and Bausch Health elects to pursue such Third Party Infringement, then Eyenovia covenants that it will not (and will direct its Affiliates, directors, officers, employees, licensees and sublicensees not to) sue or otherwise seek damages or other recourse from Bausch Health (or its affiliates and its and their officers, directors, employees or advisors) in connection with Bausch Health’s conduct of any proceedings involving such Third Party Infringement and/or any losses, costs, damages, fees, or expenses incurred by Eyenovia as a result of such Third Party Infringement or the result thereof, provided that, this sentence shall not limit Eyenovia’s rights to reimbursement of its costs in connection with the Third Party Infringement as set forth in this Section.

6.5              Defense of Infringement Claims.

(a)               If a Party becomes aware of any actual or potential claim alleging that the actual or planned Development, Manufacture or Commercialization of the Licensed Product in the Licensed Territory infringes, misappropriates, or otherwise violates any Intellectual Property Rights of a Third Party (or would if carried out) (each, an “Infringement Claim”), then such Party will notify the other Party as promptly as possible following the receipt of service of process in such action, suit, or proceeding, or the date on which such Party becomes aware that such action, suit, or proceeding has been instituted.

(b)               Defense. As between the Parties, Eyenovia shall have the first right to defend against any such Infringement Claim (irrespective of whether such Infringement Claim was brought against Bausch Health, Eyenovia or any of their respective Affiliates, subcontractors, suppliers, licensors, (sub-)licensees or customers), including directing all aspects, stages, motions, and proceedings of litigation, as well as bringing any counter-claims against the Infringement Claim (collectively, “Defense”).

(c)               The Parties shall cooperate in relation to any such Defense as follows:

(i)                Prior to undertaking any action of Defense, Eyenovia shall notify Bausch Health in writing and shall, upon Bausch Health’s request, discuss with Bausch Health in good faith the applicable Infringement Claim and the Defense strategy Eyenovia wishes to pursue;

(ii)              Eyenovia shall give due consideration to Bausch Health’s comments with respect to any items discussed pursuant to Section 6.5(c)(i) above, but shall have the final decision-making authority on all aspects of such Defense;

(iii)              If Eyenovia decides to undertake a Defense after giving due consideration to Bausch Health’s comments, Eyenovia shall control the Defense against the Infringement Claim;

(iv)             Eyenovia shall keep Bausch Health reasonably informed of all material developments in connection with any such Infringement Claim or Defense, including providing Bausch Health with copies of draft and filed filings, motions, pleadings and other material submissions and communications (including oral communications) with the relevant judicial authority relating to such Infringement Claim or Defense, sufficiently in advance, where reasonable, for Bausch Health to comment on such Infringement Claim or such Defense;

(v)               Eyenovia shall give due consideration to Bausch Health’s comments with respect to the Infringement Claim or the Defense given under Section 6.5(c)(iv) above, but shall have the final decision-making authority as to whether to incorporate such comments;

(vi)             Upon Eyenovia’s request, Bausch Health shall cooperate in any such Defense, including, if requested by Eyenovia, by being joined as a party and hereby agrees to be joined;

(vii)             Eyenovia shall not enter into a settlement that imposes a financial obligation upon Bausch Health or any of its Affiliates, subcontractors, suppliers, licensors or (sub- )licensees or which limits any of their rights in any Licensed IP without Bausch Health’s prior written consent, and in any such settlement Eyenovia shall always take into consideration the interest of Bausch Health; and

(viii)        Bausch Health shall be jointly represented in any Defense by Eyenovia’s counsel (such counsel to be mutually agreed upon by both Parties, acting reasonably and in good faith, provided that, if the Parties are unable to agree on a counsel, Eyenovia shall have the right to appoint such counsel); provided that Bausch Health has the right to be represented in any Defense by its own counsel, at its sole cost; provided that if Bausch Health cannot reasonably be jointly represented by Eyenovia’s counsel because of a conflict that leaves Bausch Health without representation and requires Bausch Health to obtain its own counsel, subject to Eyenovia’s reasonable approval of such counsel, in which case the reasonable attorney fees and costs for Bausch Health shall be reimbursed by Eyenovia.

(d)               Nothing herein shall restrict Bausch Health, at its own expense, from exercising any right to defend against any such Infringement Claim in the event that Eyenovia elects not to defend any Infringement Claim. In the event that Eyenovia elects not to defend an Infringement Claim and Bausch Health elects to defend such Infringement Claim, then Eyenovia covenants that it will not (and will direct its Affiliates, directors, officers, employees, licensees and sublicensees not to) sue or otherwise seek damages or other recourse from Bausch Health (or its affiliates and its and their officers, directors, employees or advisors) in connection with Bausch Health’s conduct of any Defense of such Infringement Claim and/or any losses, costs, damages, fees, or expenses incurred by Eyenovia as a result of such Infringement Claim or its Defense or the result thereof, provided that, this sentence shall not limit Eyenovia’s rights to reimbursement of its costs in connection with an Infringement Claim in accordance with Section 6.5(e).

(e)               All monies recovered upon the final judgment or settlement of any Infringement Claim or Defense shall accrue to Bausch Health and shall first be allocated to reimburse the Parties for their respective costs and expenses in making such recovery (other than those costs and expenses expressly required to be paid by a Party itself). Any remainder after such reimbursement shall be regarded as Net Sales for the purposes of Section 7.3; provided that, where Bausch Health has exercised its right to defend any such Infringement Claim, to the extent the Infringement Claim relates to the Device (other than an Infringement Claim involving a Generic Product of the Licensed Product), Bausch Health shall be entitled to retain [ ]% of any such remainder (and such amounts will not be deemed Net Sales).

6.6              Third Party Licenses.

(a)               If Bausch Health or its Affiliates or sublicensees are subject to any claim or proceeding (including an Infringement Claim) and Bausch Health (after consultation with Eyenovia) in good faith reasonably believes that it is necessary to obtain a license under any Patent Rights or Know-How of a Third Party that would be infringed or be deemed misappropriated or otherwise violated by the Development, Manufacture, or Commercialization of the Licensed Products in the Licensed Field in the Licensed Territory (including as a result of a decision by the applicable court or arbiter that such Third Party Intellectual Property Rights have been infringed), then Bausch Health shall have the right to negotiate and execute a license agreement (a “Third Party License”). The mere existence of a claim or proceeding alone shall not constitute the basis for a good faith, reasonable belief of Bausch Health that such Third Party License is required; provided that Bausch Health may consider, among other things, the merits of such claim and/or the relative economic benefit of pursuing a proceeding or obtaining a license.

(b)               Without limiting Bausch Health’s rights under Article IX and notwithstanding any other provision of this Agreement, Bausch Health shall be entitled to deduct up to [ ] ([ ]%]) of the damages, royalties, milestone payments, or other payments paid or payable to such Third Party in respect of such claim or proceeding or pursuant to such Third Party License from the royalties and milestone payments payable by Bausch Health to Eyenovia hereunder; provided that, in no event shall any royalties, milestone payments or other payments payable by Bausch Health to Eyenovia hereunder be reduced by more than [ ] ([ ]%) (the “Floor”). Notwithstanding the foregoing sentence, the Floor shall not apply to the extent such damages, royalties, milestone payments, or other payments paid or payable to such Third Party in respect of such claim or proceeding or pursuant to such Third Party License relate to Patent Rights or Know-How of a Third Party that would be infringed or be deemed misappropriated or otherwise violated by the Development, Manufacture, or Commercialization of the Device itself, [ ]. Any damages, royalties, milestone payments, or other payments paid or payable to such Third Party which cannot be deducted in accordance with this Section 6.6 in a given Calendar Quarter shall be carried forward and Bausch Health shall be entitled to deduct such amounts from payments to Eyenovia in future Calendar Quarters in accordance with this Section 6.6(b).

ARTICLE VII

Financial Provisions

7.1              License Fee. In partial consideration of the rights granted to Bausch Health hereunder, within three (3) Business Days following the Effective Date, Bausch Health shall pay to Eyenovia, via electronic wire transfer in immediately available funds, a one-time, non-creditable, non-refundable license fee of Ten Million U.S. Dollars (US $10,000,000).

7.2              Milestone Payments.

(a)               Bausch Health shall pay Eyenovia the following non-refundable, non-creditable, one (1)-time milestone payments after the first achievement by Bausch Health, its Affiliates, or its sublicensees of the corresponding milestone events set forth below:

Development Milestone Event	Milestone Payment
[ ]	US $[ ]
[ ]	US $[ ]

(b)               Notwithstanding any other provision of this Agreement, none of the payments listed in this Section 7.2, shall be payable more than once, and, subject to the foregoing, each shall be payable at the first achievement of a milestone event for a Licensed Product and shall not be payable again if subsequently another Licensed Product achieves the same milestone event.

(c)               Bausch Health shall pay to Eyenovia, by wire transfer to an account designated by Eyenovia, any milestone payment(s) required under Section 7.2 within [ ] ([ ]) [ ] after the end of any Calendar Quarter in which the corresponding milestone event(s) is achieved.

7.3              Gross Profit Split.

(a)               During the Gross Profit Split Term, with respect to each Calendar Year, Bausch Health shall pay to Eyenovia a portion of the Annual Gross Profit for such Calendar Year based on the following percentages:

Annual Gross Profits of Licensed Products	Split of Gross Profits Payable to Eyenovia
[ ]	[ ]%
[ ]	[ ]%
[ ]	[ ]%

For clarity, each gross profit rate set forth in the table immediately above shall only be applied to the Annual Gross Profits within the applicable gross profit split range. For example, Gross Profit split due to Eyenovia for Annual Gross Profits of $[ ] would be calculated as follows:

Royalty =	$[ ] * [ ] =	$[ ]
	$[ ] * [ ] =	$[ ]
	$[ ] * [ ] =	$[ ]
$[ ]

(b)               Negative Gross Profit. In the event that, in any Calendar Quarter, there is applicable Negative Gross Profit, then, in calculating the Gross Profit in subsequent Calendar Quarter(s), the Gross Profit for such subsequent Calendar Quarter shall be reduced by an amount equal to any applicable Negative Gross Profit that has not been previously applied to reduce Gross Profit.

(c)               Gross Profit Split Term. On a country-by-country and Licensed Product-by-Licensed Product basis, Bausch Health shall make the payments under Section 7.3(a) on the Gross Profit of such Licensed Product in such country in the Licensed Territory during the period of time beginning on the First Commercial Sale of such Licensed Product in such country in the Licensed Territory and ending on the later of (i) the date of expiration of the last Valid Claim of the Licensed Patent Rights that Covers such Licensed Product in such country in the Licensed Territory, and (ii) ten (10) years after First Commercial Sale of such Licensed Product in such country in the Licensed Territory (the “Gross Profit Split Term”). Notwithstanding the foregoing, in the event that the Gross Profit Split Term continues in a country solely due to Section 7.3(c)(ii) (i.e., in such country the Licensed Product is no longer Covered by a Valid Claim of the Licensed Patent Rights), then the portion of the Gross Profit in such country for such Licensed Product payable by Bausch Health to Eyenovia under Section 7.3(a) shall be reduced by [ ] ([ ]%). Upon the expiration of the Gross Profit Split Term with respect to a Licensed Product in a country in the Licensed Territory, the licenses granted by Eyenovia to Bausch Health pursuant to Section 2.1 shall be deemed to be fully paid-up, perpetual, and irrevocable with respect to such Licensed Product in such country.

(d)               Launch of Generic Product. Upon the launch of a Generic Product to a Licensed Product in any country in the Licensed Territory, the Gross Profit Split Term for such Licensed Product in such country in the Licensed Product shall [ ].

7.4              Gross Profit Reports; Payment.

(a)               Commencing with the First Commercial Sale of the Licensed Product in the Licensed Territory, within [ ] ([ ]) [ ]] after the end of each Calendar Quarter, Bausch Health shall deliver to Eyenovia a written report setting forth in reasonable detail, the calculation of (a) the aggregate Net Sales achieved for Licensed Products in such Calendar Quarter (including a description of invoiced gross sales prices and all deductions), (b) the aggregate Gross Profit for such Licensed Products for such Calendar Quarter, including a calculation of COGS, for such Calendar Quarter, (c) any Negative Gross Profit applied during such Calendar Quarter, and (d) the calculation of the portion of the Gross Profit owing by Bausch Health to Eyenovia pursuant to Section 7.3 for such Calendar Quarter.

(b)               Payments of the applicable Gross Profit split shall be made by Bausch Health, on a quarterly basis, to the bank account indicated by Eyenovia within [ ] ([ ]) [ ] after the end of the applicable Calendar Quarter.

7.5              Financial Records. Bausch Health shall maintain, and shall ensure that its Affiliates maintain, records, in sufficient detail to support calculations, which shall be complete and accurate and shall fully and properly reflect all Net Sales, Cost of Goods and Gross Profits (and Negative Gross Profits) indicated in the quarterly reports described in Section 7.4(a). Bausch Health will maintain such records for at least [ ] ([ ]) [ ] following the end of the Calendar Year to which they pertain. Such books of accounts shall be kept at the principal place of business of the financial personnel with responsibility for preparing and maintaining such records. With respect to Gross Profit split, such records shall be in sufficient detail to support calculations of the split of Gross Profit due to Eyenovia. The provisions of this Section 7.5 shall survive the expiration or termination of this Agreement for [ ] ([ ]) [ ].

7.6              Audit Rights. Upon reasonable written request of Eyenovia, no more than once per Calendar Year, Bausch Health shall make all records reasonably necessary to verify the accuracy of its reports pursuant to Section 7.4(b) for up to the [ ] ([ ]) [ ] immediately prior to the date of such request available for inspection by an independent auditor of an internationally recognized auditing firm during standard business hours, selected by Eyenovia and agreed to by Bausch Health, acting reasonably. The same records may not be audited more than once pursuant to this Section 7.6. If the auditor concludes that additional amounts were owed by Bausch Health to Eyenovia during the audited period, then Bausch Health shall pay any such additional amounts to Eyenovia within [ ] ([ ]) [ ] after delivery of the audit report (subject to the right of Bausch Health to dispute such findings), plus interest thereon at the Interest Rate from the time such payment was due. If the auditor concludes that amounts were overpaid by Bausch Health to Eyenovia during the audited period, then Eyenovia shall repay such overpaid amounts within [ ] ([ ]) [ ] after delivery of the audit report (subject to the right of Eyenovia to dispute such findings). Eyenovia shall pay all audit expenses, provided, however, that in the event the audit reveals a greater than [ ] ([ ]%) payment shortfall in the amounts owed to Eyenovia by Bausch Health during the relevant period, Bausch Health shall be responsible for the reasonable costs of the audit. Eyenovia shall treat all financial information subject to review under this Section 7.6 as confidential and shall cause its accounting firm to retain all such financial information in confidence under Article 11 below. The provisions of this Section 7.6 shall survive the expiration or termination of this Agreement for [ ] ([ ]) [ ].

7.7              Tax Matters. The royalties, milestones, and other amounts payable by Bausch Health to Eyenovia pursuant to this Agreement (“Payments”) shall not be reduced on account of any taxes unless required by Law. Eyenovia alone shall be responsible for paying any and all taxes (other than withholding taxes required by Law to be deducted and paid on Eyenovia’s behalf by Bausch Health) levied on account of, or measured in whole or in part by reference to, any Payments it receives. The Parties will cooperate in good faith to obtain the benefit of any relevant tax treaties to minimize as far as reasonably possible any taxes which may be levied on any Payments. Bausch Health shall deduct or withhold from the Payments any taxes that it is required by Law to deduct or withhold. Notwithstanding the foregoing, if Eyenovia is entitled under any applicable tax treaty to a reduction of the rate of, or the elimination of, applicable withholding tax, it may deliver to Bausch Health or the appropriate Governmental Authority (with the assistance of Bausch Health to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Bausch Health of its obligation to withhold tax, and Bausch Health shall apply the reduced rate of withholding tax, or dispense with withholding tax, as the case may be; provided, that Bausch Health has received evidence of Eyenovia’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [ ] ([ ]) [ ] prior to the time that the Payment is due. If, in accordance with the foregoing, Bausch Health withholds any amount, it shall make timely payment to the proper taxing authority of the withheld amount, and send to Eyenovia proof of such payment within [ ] ([ ]) [ ] following that latter payment.

7.8              Currency Exchange. All payments under this Agreement shall be payable in United States Dollars. When conversion of payments from any foreign currency is required to be undertaken by Bausch Health, the United States or Canadian Dollar equivalent shall be calculated using Bausch Health’s then-current standard exchange rate methodology as applied in its external reporting.

7.9              Late Payments. A paying Party shall pay interest to the other Party on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at the Interest Rate, calculated on the number of days such payments are paid after the date such payments are due; provided, that with respect to any disputed payments, no interest payment shall be due until such dispute is resolved and the interest which shall be payable thereon shall be based on the finally-resolved amount of such payment, calculated from the original date on which the disputed payment was due through the date on which payment is actually made.

7.10          Third Party Agreements. Notwithstanding anything to the contrary in this Agreement, Eyenovia shall remain solely responsible for the payment of royalty, milestone, and other payment obligations, if any, due to Third Parties in connection with any Licensed IP which has been licensed or sublicensed to Eyenovia and is sublicensed to Bausch Health under this Agreement (collectively, the “Licensor Third Party Obligations”). All such payments in respect of the Licensor Third Party Obligations shall be made promptly by Eyenovia in accordance with the terms of its agreements with the applicable Third Parties (collectively, all such agreements, the “Licensor Third Party Agreements”). Without limiting Eyenovia’s obligations hereunder, in the event that Eyenovia threatens to fail to pay or fails to pay any Licensor Third Party Obligation, or a Third Party otherwise threatens to either terminate or diminish the scope or exclusivity of any licenses or rights under any Licensor Third Party Agreement in a manner which would terminate or diminish the scope or exclusivity of the licenses granted to Bausch Health under any Licensed IP, Bausch Health shall have the right, but not the obligation, to pay such Licensor Third Party Obligation directly, and/or negotiate and acquire such rights through a direct license, and in any such case, to deduct from the royalty and milestone payments due to Eyenovia with respect to the Licensed Products hereunder, [ ] ([ ]%) of the amounts paid (including milestone payments, royalties, or other license fees) by Bausch Health to such Third Party.

ARTICLE VIII

Term and Termination

8.1              Agreement Term. The term of this Agreement shall commence on the Effective Date and shall remain in full force for an unlimited period of time until terminated in accordance with Section 8.2 (the “Term”).

8.2              Termination.

(a)               Termination for Convenience. Bausch Health shall have the right to terminate this Agreement, in its entirety or on a country-by-country basis, for convenience upon ninety (90) days’ prior written notice to Eyenovia.

(b)               Termination for Material Breach. If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) is in material breach of this Agreement, then the Non-Breaching Party may deliver notice of such material breach to the Breaching Party. If the Breaching Party fails to cure such material breach, or take such steps as would be considered reasonable to effectively cure such material breach, within the sixty (60)-day period after delivery of such notice, the Non-Breaching Party may terminate this Agreement in its entirety.

(c)               Material Breach Specific to a Country. Notwithstanding anything to the contrary set forth in Section 8.2(b), if the Breaching Party can reasonably establish that the material breach is limited to, and only has an impact on, Canada, then the Non-Breaching Party shall only be entitled to terminate this Agreement with respect to Canada and the termination of the Agreement with respect to Canada shall not impact the Breaching Party’s rights in the United States.

(d)               Termination Disputes. If the Non-Breaching Party gives notice of termination under Section 8.2(b), and the Breaching Party disputes whether such notice was proper, then the issue of whether or not this Agreement was properly terminated shall be resolved in accordance with Article XII, and the Agreement shall remain in full force and effect until such dispute is resolved. If, as a result of such dispute resolution process, it is determined that the notice of termination was proper, then such termination shall be deemed to be effective on the date on which such notice was first provided. On the other hand, if as a result of the dispute resolution process it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall remain in full force and effect.

(e)               Bankruptcy Event. Either Party may terminate this Agreement in its entirety, on written notice to the other Party, upon the occurrence of a Bankruptcy Event of such other Party.

8.3              Effects of Termination.

(a)               Upon termination of this Agreement in its entirety by Bausch Health in accordance with Section 8.2(a) or by Eyenovia in accordance with Section 8.2(b) or 8.2(e):

(i)                 all licenses granted by Eyenovia to Bausch Health hereunder shall terminate and Bausch Health shall not have any rights to use or exercise any rights under the Licensed IP;

(ii)               all licenses granted by Bausch Health to Eyenovia hereunder shall terminate and Eyenovia shall not have any rights to use or exercise any rights under the Know-How Controlled by Bausch Health;

(iii)              Bausch Health shall be released from its Development and Commercialization obligations hereunder;

(iv)             Bausch Health shall provide to Eyenovia a fair and accurate summary report of the status of the Development and Commercialization of the Licensed Products through the effective date of termination within [ ] ([ ]) [ ] after such termination;

(v)               Bausch Health shall as soon as reasonably practicable transfer and assign to Eyenovia all Regulatory Documentation and other documented technical and other information or materials Controlled by Bausch Health or its Affiliates, in each case, to the extent solely related to the Licensed Product and necessary for Developing, Manufacturing, or Commercializing the Licensed Product in the Licensed Field in the Licensed Territory; provided, that Bausch Health may retain a copy of such items for its records. Within [ ] ([ ]) [ ] after Eyenovia’s receipt of an invoice therefor, Eyenovia shall reimburse Bausch Health for Bausch Health’s and its Affiliates’ reasonable out-of-pocket costs incurred in connection with such transfers and assignment;

(vi)              Eyenovia shall have the option, exercisable within [ ] ([ ]) [ ] following the effective date of such termination, to obtain Bausch Health’s inventory of Licensed Product at a price equal to [ ] ([ ]%) of Bausch Health’s costs for such inventory of Licensed Product(s). Eyenovia may exercise such option by written notice to Bausch Health during such [ ] ([ ]) [ ] period; provided, that in the event Eyenovia exercises such right to purchase such inventory, Bausch Health shall grant, and hereby does grant, a royalty-free right and license to any trademarks, names, and logos of Bausch Health contained therein for a period of [ ] ([ ]) [ ] solely to permit the orderly sale of such inventory; and provided further that, in the event that Eyenovia does not exercise its right to obtain all of Bausch Health’s inventory of Licensed Product, Bausch Health shall be permitted to continue selling its and its Affiliates’ inventory of Licensed Products existing on the termination effective date in accordance with this Agreement for a maximum period of [ ] ([ ]) [ ] (in which case all terms and conditions of this Agreement, including Bausch Health’s obligation to report and pay royalties, shall continue to apply to such continued sale);

(vii)             any and all sublicense agreements entered into by Bausch Health or any of its Affiliates with a sublicensee pursuant to this Agreement shall survive the termination of this Agreement, except to the extent that any such sublicensee under any sublicense is in material breach of this Agreement or such sublicense or Eyenovia elects to grant such sublicensee a direct license of the sublicensed rights on the same terms applicable to Bausch Health under this Agreement. Bausch Health shall, at the request of Eyenovia, assign any such sublicense (to the extent not terminated pursuant to the preceding sentence) to Eyenovia or its Affiliates and, upon such assignment, Eyenovia or its Affiliates, as applicable, shall assume such sublicense, as applicable, provided that at Eyenovia’s request, Bausch Health shall promptly provide to Eyenovia copies of each such sublicense for purposes of Eyenovia’s determining whether to instruct Bausch Health to assign such sublicense to Eyenovia or its Affiliates. For clarity, any sublicense agreement entered into by Bausch Health with any of its Affiliates shall terminate upon the termination of this Agreement; and

(viii)            Bausch Health shall, and shall cause its Affiliates and sublicensees to, reasonably cooperate with Eyenovia to facilitate the orderly transition of the Development, Manufacture and Commercialization of Licensed Products to Eyenovia.

(b)               Upon termination of this Agreement by Bausch Health in its entirety in accordance with Section 8.2(b) or Section 8.2(e):

(i)                 all rights and licenses granted by Bausch Health to Eyenovia hereunder, if any, shall terminate;

(ii)               Bausch Health shall be released from its Development and Commercialization obligations;

(iii)              the license granted to Bausch Health pursuant to Section 2.1 shall remain in effect and shall become perpetual [ ] [ ] ([ ]%) [ ]; and

(iv)              Bausch Health’s rights and Eyenovia’s obligations pursuant to Sections 6.2, 6.4, 6.5 and 6.6. shall survive.

(c)               In the case of a termination of a country only, the terms of Sections 8.3(a) or 8.3(b), as the case may be, shall apply only to such terminated country, mutatis mutandis.

(d)               Survival. Sections 6.1(a) (Inventorship), 6.1 (b) (Ownership), 7.3 (Gross Profit Split) (but solely to the extent relating to the sale of Licensed Product prior to the expiration or termination of the Agreement and during any sell-off period under Section 8.3(a)(vi)), 7.4 (Gross Profit Split; Payment) (but solely to the extent relating to the sale of Licensed Product prior to the expiration or termination of the Agreement and during any sell-off period under Section 8.3(a)(vi)), 7.5 (Financial Records), 7.6 (Audit Rights), 7.7 (Tax Matters), 7.8 (Currency Exchange), 7.9 (Late Payments), 7.10 (Third Party Agreements), 8.2 (d) (Termination Disputes), 8.3 (Effect of Termination), 12.6 (Dispute Resolution Process), 12.7 (Arbitration), 12.8 (Injunctive Relief) and 12.9 (Continuation of Rights) and Article I (Definitions), Article IX (Indemnification; Limitation of Liability), Article XI (Confidentiality) and Article XIII (Miscellaneous) shall survive termination or expiration (in accordance with Section 8.1 (Agreement Term) of this Agreement). Termination of this Agreement will not relieve either Party of any liability that accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

(e)               Remedies. Termination of this Agreement shall be in addition to, and shall not prejudice, the Parties’ remedies at law or in equity, including the Parties’ ability to receive legal damages and/or equitable relief with respect to any breach of this Agreement (including a breach of a representation or warranty set forth in Article X), regardless of whether or not such breach was the reason for the termination.

ARTICLE IX

Indemnification; Limitation of Liability

9.1              By Bausch Health.

(a)               Bausch Health agrees, at Bausch Health’s cost and expense, to defend, indemnify, and hold harmless Eyenovia and its Affiliates and their respective directors, officers, employees, and agents (the “Eyenovia Indemnified Parties”) from and against any losses, costs, damages, fees, or expenses (including reasonable attorneys’ fees and amounts paid in settlement) arising out of any Third Party claim (“Losses”) to the extent relating to: (a) any breach by Bausch Health of any of its representations, warranties, or obligations pursuant to this Agreement, (b) the fraud, gross negligence or willful misconduct of Bausch Health, and (c) the Development, Manufacture, or Commercialization by Bausch Health, its Affiliates, or its sublicensees of the Licensed Product in the Licensed Field in the Licensed Territory.

(b)               In the event of any such claim against the Eyenovia Indemnified Parties by any Third Party, Eyenovia shall promptly, and in any event within [ ] ([ ]) [ ], notify Bausch Health in writing of the claim. Bausch Health shall have the right, exercisable by notice to Eyenovia within [ ] ([ ]) [ ] after receipt of notice from Eyenovia of the claim, to assume direction and control of the defense, litigation, settlement, appeal, or other disposition of the claim (including the right to settle the claim solely for monetary consideration) with counsel selected by Bausch Health and reasonably acceptable to Eyenovia; provided, that the failure to provide timely notice of a claim by a Third Party shall not limit an Eyenovia Indemnified Party’s right for indemnification hereunder except to the extent such failure results in actual prejudice to Bausch Health, and provided, further that before entering into a settlement, Bausch Health shall provide Eyenovia with a bond, or other evidence reasonably satisfactory to Eyenovia that Bausch Health has readily available funds, in either case in an amount sufficient to indemnify Eyenovia in full promptly thereafter. The Eyenovia Indemnified Parties shall cooperate with Bausch Health and may, at their option and expense, be separately represented in any such action or proceeding. Bausch Health shall not be liable for any litigation costs or expenses incurred by the Eyenovia Indemnified Parties without Bausch Health’s prior written authorization. In addition, Bausch Health shall not be responsible for the indemnification or defense of any Eyenovia Indemnified Party to the extent arising from any negligent or intentional acts by any Eyenovia Indemnified Party or the breach by Eyenovia of any representations, warranties, or obligations under this Agreement, or any claims compromised or settled without its prior written consent.

(c)               Notwithstanding anything to the contrary above, (i) in the event of any such claim against the Eyenovia Indemnified Parties by a governmental or criminal action seeking an injunction against Eyenovia, Eyenovia shall have the right to control the defense, litigation, settlement, appeal, or other disposition of the claim at Bausch Health’s expense or (ii) if at the time that a claim for which indemnification may be sought under this Section 9.2, or at any time thereafter prior to the final resolution of such claim, a Bankruptcy Event of Bausch Health has occurred, Eyenovia shall have the right to control the defense, litigation, settlement, appeal, or other disposition of the claim at Bausch Health’s expense.

9.2              By Eyenovia.

(a)               Eyenovia agrees, at Eyenovia’s cost and expense, to defend, indemnify, and hold harmless Bausch Health and its Affiliates and their respective directors, officers, employees, and agents (the “Bausch Health Indemnified Parties”) from and against any Losses relating to: (a) any breach by Eyenovia of any of its representations, warranties, or obligations pursuant to this Agreement; (b) the fraud, gross negligence or willful misconduct of Eyenovia; (c) the Development by Eyenovia, its Affiliates, or its sublicensees of the Licensed Products or the Device; and (d) the Commercialization by Eyenovia, its Affiliates, or its sublicensees of the Licensed Products or the Device outside the Licensed Territory.

(b)               In the event of any such claim against the Bausch Health Indemnified Parties by any Third Party, Bausch Health shall promptly, and in any event within [ ] ([ ]) [ ], notify Eyenovia in writing of the claim. Eyenovia shall have the right, exercisable by notice to Bausch Health within [ ] ([ ]) [ ] after receipt of notice from Bausch Health of the claim, to assume direction and control of the defense, litigation, settlement, appeal, or other disposition of the claim (including the right to settle the claim solely for monetary consideration) with counsel selected by Eyenovia and reasonably acceptable to Bausch Health; provided, that the failure to provide timely notice of a claim by a Third Party shall not limit a Bausch Health Indemnified Party’s right for indemnification hereunder except to the extent such failure results in actual prejudice to Eyenovia; and provided, further that before entering into a settlement, Eyenovia shall provide Bausch Health with a bond, or other evidence reasonably satisfactory to Bausch Health that Eyenovia has readily available funds, in either case in an amount sufficient to indemnify Bausch Health in full promptly thereafter. The Bausch Health Indemnified Parties shall cooperate with Eyenovia and may, at their option and expense, be separately represented in any such action or proceeding. Eyenovia shall not be liable for any litigation costs or expenses incurred by the Bausch Health Indemnified Parties without Eyenovia’s prior written authorization. In addition, Eyenovia shall not be responsible for the indemnification or defense of any Bausch Health Indemnified Party to the extent arising from any negligent or intentional acts by any Bausch Health Indemnified Party, or the breach by Bausch Health of any representations, warranties, or obligations under this Agreement, or any claims compromised or settled without its prior written consent.

(c)           Notwithstanding anything to the contrary above: (i) in the event of any such claim against the Bausch Health Indemnified Parties by a governmental or criminal action seeking an injunction against Bausch Health, or (ii) if at the time that a claim for which indemnification may be sought under this Section 9.2, or at any time thereafter prior to the final resolution of such claim, a Bankruptcy Event of Eyenovia has occurred, Bausch Health shall have the right to control the defense, litigation, settlement, appeal, or other disposition of the claim at Eyenovia’s expense.

9.3          Limitation of Liability. EXCEPT WITH RESPECT TO FRAUD, A BREACH OF ARTICLE XI OR A PARTY’S LIABILITY FOR DAMAGES PAID TO THIRD PARTIES PURSUANT TO A THIRD PARTY CLAIM PURSUANT TO ARTICLE IX, NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, OR OTHER INDIRECT OR REMOTE DAMAGES, FOR LOSS OF PROFITS, LOSS OF DATA, OR LOSS OF USE DAMAGES, IN EACH CASE ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSS.

9.4          Insurance. Each Party shall use all commercially reasonable efforts to maintain Third Party insurance and/or self-insurance, as applicable, including product liability insurance, with respect to its activities hereunder in amounts customary to such insurance and sufficient to meet its obligations under this Agreement, and shall claim upon such insurance policy according to such policy’s relevant terms and conditions before relying upon indemnification from the other Party.

ARTICLE X

Representations and Warranties and Covenants

10.1        Representation of Authority; Consents. Eyenovia and Bausch Health each represents and warrants to the other Party that, as of the Effective Date:

(a)           it has full right, power, and authority to enter into this Agreement;

(b)           this Agreement has been duly executed by such Party and constitutes a legal, valid, and binding obligation of such Party, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other Laws relating to or affecting creditors’ rights generally and by general equitable principles and public policy constraints (including those pertaining to limitations and/or exclusions of liability, competition Laws, penalties, and jurisdictional issues, including conflicts of Laws); and

(c)           other than as disclosed on Section 10.1(c) of Schedule 10, all necessary consents, approvals, and authorizations of all Governmental Authorities and other Persons required to be obtained by such Party in connection with the execution, delivery, and performance of this Agreement have been and shall be obtained.

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10.2        No Conflict. Each Party represents and warrants to the other Party that, as of the Effective Date, the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder: (a) do not conflict with or violate such Party’s corporate charter and bylaws or any requirement of applicable Laws; and (b) do not and shall not conflict with, violate, or breach or constitute a default or require any consent under, any oral or written contractual obligation of such Party (including, in the case of Eyenovia, the Licensor Third Party Agreements), other than as disclosed on Section 10.2 of Schedule 10. Each Party agrees that it shall not during the Term of this Agreement grant any right, license, consent, or privilege to any Third Party or otherwise undertake any action, either directly or indirectly, that would conflict with the rights granted to the other Party or interfere with any obligations of such Party set forth in this Agreement.

10.3        Additional Eyenovia Representations and Warranties. Eyenovia represents and warrants that, as of the Effective Date, except as disclosed in Schedule 10:

(a)           Licensed Patent Rights. Exhibit A sets forth a complete and accurate list of all Licensed Patent Rights in existence (including whether such Licensed Patent Rights are owned or licensed by Eyenovia and, in the case of licensed/sublicensed Licensed Patent Rights, the relevant license agreement), all of which are owned or Controlled by Eyenovia. The issued patents in the Licensed Patent Rights are valid and enforceable without any claims, challenges, oppositions, nullity actions, interferences, inter-partes reexaminations, inter-partes reviews, post-grant reviews, derivation proceedings, or other proceedings pending or threatened and Eyenovia has filed and prosecuted patent applications within the Licensed Patent Rights owned by Eyenovia in good faith and complied with all duties of disclosure with respect thereto. Eyenovia has not committed any act, or omitted to commit any act, that may cause the Licensed Patent Rights to expire prematurely or be declared invalid or unenforceable. All application, registration, maintenance, and renewal fees in respect of the Licensed Patent Rights have been paid and all necessary documents and certificates have been filed with the relevant agencies for the purpose of maintaining the Licensed Patent Rights set forth on Exhibit A.

(b)           Licensor Third Party Agreements. Section 10.3 of Schedule 10 sets forth a complete and accurate list of all Licensor Third Party Agreements. Each Licensor Third Party Agreement is in full force and effect and there has been no Default of or under any such Licensor Third Party Agreement as a result of any action or omission of Eyenovia or its Affiliates or, to the Knowledge of Eyenovia, the actions or omissions of any Third Party. Eyenovia has not waived any of its rights under any Licensor Third Party Agreement to which it is party. Immediately following the Effective Date, Eyenovia will continue to be permitted to exercise all of its rights under each Licensor Third Party Agreement to which it is party pursuant to the terms thereof without the payment of any additional amounts of consideration beyond ongoing fees, royalties, or payments that Eyenovia would otherwise be required to pay in accordance with the terms of such Licensor Third Party Agreement had the transactions contemplated by this Agreement not occurred.

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(c)           Inventions and Assignments. Eyenovia (or, in the case of Licensed IP licensed by Eyenovia, its licensors) and its Affiliates have obtained from all individuals who contributed to the conception or reduction to practice thereof, effective assignments of all ownership rights of such individuals in such Licensed IP, either pursuant to written agreement or by operation of law. All of Eyenovia’s employees, officers, and consultants have executed agreements requiring assignment to Eyenovia or its Affiliates, as applicable, of all inventions made during the course of performance under this Agreement, and no officer or employee of Eyenovia or its Affiliates is subject to any agreement with any other Third Party that requires such officer or employee to assign any interest in any Licensed IP to any Third Party.

(d)           No Third Party Infringement or Misappropriation. To the Knowledge of Eyenovia, no Third Party is infringing or misappropriating any Licensed Patent Rights or Licensed Know-How.

(e)           Title. Eyenovia is the legal and beneficial owner of or otherwise Controls all Licensed IP.

(f)            License to Bausch Health. Eyenovia has the right and authority to: (i) grant to Bausch Health and its Affiliates the licenses under the Licensed IP that Eyenovia grants to Bausch Health in accordance with the terms and conditions of this Agreement; and (ii) use, disclose, and commercially exploit, and to enable Bausch Health and its Affiliates to use, disclose, and commercially exploit the Licensed IP in accordance with the terms and conditions of this Agreement.

(g)           Disclosure. Eyenovia has disclosed to Bausch Health all material information known to it and its Affiliates with respect to the safety and efficacy of the Device, Atropine Product and the Licensed Products.

(h)           No Third Party Limitations. Eyenovia has not granted its Affiliates or any Third Party, including any academic organization or agency, rights that would interfere or conflict with Bausch Health’s rights hereunder, and there are no Third Party agreements or arrangements to which Eyenovia or any of its Affiliates is a party relating to the Licensed IP that would: (i) limit the rights granted to Bausch Health under this Agreement; or (ii) restrict or result in a restriction on Bausch Health’s ability to Develop, Manufacture, or Commercialize the Licensed Products in the Licensed Territory, in accordance with this Agreement.

(i)            Confidentiality. All employees, officers, and consultants of Eyenovia and its Affiliates have executed agreements or have existing obligations under applicable Law obligating the individual to maintain as confidential Eyenovia’s Confidential Information as well as confidential information of other parties (including of Bausch Health and its Affiliates) that such individual may receive in its performance under this Agreement, to the extent required to support Eyenovia’s obligations under this Agreement, and Eyenovia and its Affiliates have taken commercially reasonable precautions to preserve the confidentiality of Licensed Know-How that is not claimed in a published Licensed Patent Right or that has not been publicly disclosed.

(j)            No Interference. Neither Eyenovia nor any Affiliate has been involved in any proceedings or other claims in which such Person alleges any Third Party interference, infringement, misappropriation, or other violation of the Licensed IP, nor have any such proceedings been threatened in writing by Eyenovia or its Affiliates.

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(k)           No Eyenovia Infringement. There is no pending action or proceeding alleging that the practice of the Licensed IP (including the Development, Manufacture, and Commercialization of the Device or Licensed Products in accordance with this Agreement) infringes, misappropriates, or otherwise violates any Intellectual Property Rights of any Third Party.

(l)            No Third Party Infringement. No Patent Right or Know-How owned or controlled by a Third Party is or will be infringed or misappropriated by the Development, Manufacture, or Commercialization of the Device or the Licensed Products by either Party or its Affiliates or sublicensees in accordance with this Agreement, nor has Eyenovia or its Affiliates received in writing any notice alleging such infringement or misappropriation.

(m)          No Claims or Actions. There are no claims, judgments, or settlements against or amounts with respect thereto owed by Eyenovia or any of its Affiliates relating to the Licensed IP, Licensed Products or Device. There are no pending, and to the Knowledge of Eyenovia, no threatened, adverse actions, suits or proceedings (including interferences, reissues, reexaminations, cancellations, oppositions, nullity actions, invalidation actions or post-grant reviews) against Eyenovia involving the Licensed IP, Device or Licensed Products.

(n)           No U.S. Government Funding. None of Eyenovia, its Affiliates, or its licensors has entered into a government funding relationship that would result in rights to the Device, Atropine Product or any Licensed Product residing in the U.S. Government, National Institutes of Health, National Institute for Drug Abuse, or other agency, and the licenses granted hereunder are not subject to overriding obligations to the U.S. Government as set forth in Public Law 96 517 (35 U.S.C. 200 204), as amended, or any similar obligations under the Laws of any other country.

(o)           Liens. Eyenovia has not granted any liens or security interests in or to any of the Licensed IP other than under any licenses, sublicenses, liens, or security interests that would not conflict with the rights or licenses granted to Bausch Health under this Agreement.

(p)           Compliance with Laws. Eyenovia and its Affiliates (including, to the Knowledge of Eyenovia and its Affiliates, their contractors) have complied with all applicable Laws in connection with the Development of the Device and Licensed Products, and have not used any employee, consultant, or contractor who has been debarred by any Regulatory Authority, or to the Knowledge of Eyenovia, is the subject of a debarment proceeding by any Regulatory Authority.

(q)           Regulatory Documentation. All Regulatory Documentation filed in the Licensed Territory by or on behalf of Eyenovia with respect to the Device, the Atropine Product and any Licensed Product was, at the time of filing, true, complete, and accurate.

(r)            Regulatory Communications. Eyenovia has not received any communications from any Regulatory Authority (i) describing any matters specific to the Licensed Product or Device that may be necessary to be overcome to obtain Regulatory Approval of the Licensed Product or (ii) commencing or threatening withdrawal of the Transferred IND.

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(s)           No IP Rights under Consulting Agreements. No Intellectual Property Rights have been created or generated by the counterparties under the terms of or pursuant to the consulting agreements between Eyenovia and each of [ ] and [ ].

10.4       Eyenovia Covenants.

(a)           Conflicting Transactions. Eyenovia shall not grant to any Third Party rights that would be inconsistent with Bausch Health’s rights hereunder, including a grant of rights that would remove the Licensed IP from Eyenovia’s Control or limit the rights granted to Bausch Health under this Agreement. Eyenovia shall not (and shall cause its Affiliates, licensees and sublicensees not to) take any action that adversely affects Bausch Health’s rights and licenses granted hereunder, and Eyenovia shall (and shall cause its Affiliates, licensees and sublicensees to) coordinate and conduct its activities outside of the Licensed Territory so as to avoid or minimize any problems, difficulties or harm to Bausch Health.

(b)           Eyenovia Third Party Agreements. Eyenovia shall: (i) maintain Control of all Licensed IP licensed or sublicensed to Eyenovia under each Licensor Third Party Agreement; and (ii) not breach or otherwise be in Default under any Licensor Third Party Agreement in a manner that would permit the counterparty thereto to terminate such Licensor Third Party Agreement or otherwise diminish the scope or exclusivity of the licenses granted to Bausch Health under any Licensed IP. In the event that Eyenovia receives notice of an alleged Default by Eyenovia or its Affiliates under any such Licensor Third Party Agreement, where termination of such Licensor Third Party Agreement or any diminishment of the scope or exclusivity of the licenses granted to Bausch Health under the Licensed IP is being or could be sought by the counterparty or result from such Default, then Eyenovia will promptly, but in no event less than [ ] ([ ]) [ ] thereafter, provide written notice thereof to Bausch Health and grant Bausch Health the right (but not the obligation) to cure such alleged breach. Eyenovia shall not modify, amend, or terminate any Licensor Third Party Agreement, or exercise, waive, release, or assign any rights or claims thereunder, without obtaining, in each case, Bausch Health’s prior written consent.

10.5       Non-Solicitation. Without the prior written consent of the other Party, each of Bausch Health and Eyenovia agrees that, [ ], neither it nor any of its Affiliates will directly or indirectly solicit for purposes of hiring any Person employed by the other Party or any of their Affiliates or who was employed by the other Party or any of their Affiliates within the then prior [ ] ([ ]) [ ], or in any manner seek to induce any such Person to leave his or her employment; provided, however, that this restriction shall not apply to: (a) conducting any general solicitation not specifically targeted at any such employee; or (b) hiring any employee who responds to such general advertising or who approaches such Party or its Affiliates without any solicitation or inducement to leave the employ of such other Party or its Affiliates.

10.6       Disclaimer of Warranty. Nothing in this Agreement shall be construed as a representation made or warranty given by either Party that either Party will be successful in obtaining any Patent Rights, Regulatory Approvals, or otherwise Developing, Manufacturing, or Commercializing any Licensed Product. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS, WAIVES, RELEASES, AND RENOUNCES ANY WARRANTY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT.

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ARTICLE XI

Confidentiality

11.1       Confidential Information. All Confidential Information of a Party (“Disclosing Party”) shall not be used by the other Party (the “Receiving Party”) except in performing its obligations or exercising rights granted under this Agreement and shall be maintained in confidence by the Receiving Party and shall not otherwise be disclosed by the Receiving Party to any Third Party, without the prior written consent of the Disclosing Party with respect to such Confidential Information, except to the extent that the Confidential Information:

(a)           was known by the Receiving Party or its Affiliates prior to its date of disclosure to the Receiving Party, as established by written records;

(b)           is lawfully disclosed to the Receiving Party or its Affiliates by sources other than the Disclosing Party rightfully in possession of the Confidential Information;

(c)           becomes published or generally known to the public through no fault or omission on the part of the Receiving Party, its Affiliates, or its sublicensees; or

(d)           is independently developed by or for the Receiving Party or its Affiliates without reference to or reliance upon such Confidential Information, as established by written records.

Specific information shall not be deemed to be within any of the foregoing exclusions merely because it is embraced by more general information falling within those exclusions.

11.2       Permitted Disclosure. The Receiving Party may provide the Disclosing Party’s Confidential Information:

(a)           to the Receiving Party’s respective employees, consultants, and advisors, and to the employees, consultants, and advisors of such Party’s Affiliates, who have a need to know such information and materials for performing obligations or exercising rights expressly granted under this Agreement and have an obligation to treat such information and materials as confidential;

(b)           to patent offices in order to seek or obtain Patent Rights or to Regulatory Authorities in order to seek or obtain approval to conduct Clinical Trials or to gain Regulatory Approval with respect to any Licensed Product to the extent contemplated by this Agreement; or

(c)           if such disclosure is required by Law or to defend or prosecute litigation or arbitration; provided, that prior to such disclosure, to the extent permitted by Law, the Receiving Party promptly notifies the Disclosing Party of such requirement and furnishes only that portion of the Disclosing Party’s Confidential Information that the Receiving Party is legally required to furnish.

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11.3       Publicity; Attribution; Terms of this Agreement; Non-Use of Names.

(a)          Except as required by judicial order or applicable Law or as set forth below, neither Party shall make any public announcement concerning this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed and shall only apply in the first instance that specific information is to be disclosed. The Party preparing any such public announcement shall provide the other Party with a draft thereof as far in advance of its scheduled release as reasonably practicable. Neither Party shall use the name, trademark, trade name, or logo of the other Party or its Affiliates or their respective employees in any publicity or news release relating to this Agreement or its subject matter, without the prior express written permission of the other Party.

(b)          Notwithstanding the terms of this Article XI,

(i)             either Party shall be permitted to disclose the existence and terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable Laws, including the rules and regulations promulgated by the SEC or any other Governmental Authority or securities exchange. Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 11.3(b), the Parties will coordinate in advance with each other and in a reasonable manner in order to allow the Party seeking disclosure to make such disclosure within the timelines required by applicable Laws (including the rules and regulations promulgated by the SEC or any other Governmental Authority or securities exchange) or as reasonably requested by the Party seeking disclosure, including in connection with the redaction of certain provisions of this Agreement with respect to any filings with the SEC, Nasdaq, or any other stock exchange on which securities issued by a Party or a Party’s Affiliate are traded, and each Party will use commercially reasonable efforts to seek confidential treatment for such terms as may be reasonably requested by the other Party; provided, that each Party will ultimately retain control over what information that Party discloses to the SEC and their relevant exchange.

(ii)            Either Party may disclose the existence and terms of this Agreement in confidence to its attorneys and advisors, and to potential acquirers (and their respective professional attorneys and advisors), in connection with a potential merger, acquisition, or reorganization and to existing and potential investors or lenders of such Party, or to existing and potential licensees or sublicensees or to permitted assignees, in each case under an agreement to keep the terms of confidentiality and non-use substantially no less rigorous than the terms contained in this Agreement and to use such information solely for the purpose permitted pursuant to this Section 11.3(b).

(c)          For clarity, either Party may issue a press release or public announcement or make such other disclosure relating to this Agreement if the contents of such press release, public announcement, or disclosure have previously been made public other than through a breach of this Agreement by the issuing Party or its Affiliates.

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11.4       Publications. Each Party and its Affiliates shall have the right to make disclosures pertaining to the Licensed Products to Third Parties in Publications in accordance with the following procedure: The publishing Party shall provide the non-publishing Party with an advance copy of the proposed Publication, and the non-publishing Party shall then have [ ] ([ ]) [ ] prior to submission for any Publication in which to recommend any changes it reasonably believes are necessary to preserve any Confidential Information, Patent Rights or Know-How belonging in whole or in part to the non-publishing Party. If the non-publishing Party informs the publishing Party that such Publication, in the non-publishing Party’s reasonable judgment, could be expected to have a material adverse effect on any patentable invention owned by or licensed, in whole or in part, to the non-publishing Party (other than pursuant to a license granted under this Agreement), or on any Confidential Information or Know-How which is Confidential Information of the non-publishing Party, the publishing Party shall delay or prevent such Publication as follows: (a) with respect to a patentable invention, such Publication shall be delayed sufficiently long (not to exceed [ ] ([ ]) [ ]) to permit the timely preparation and filing of a patent application; and (b) with respect to Know-How which is Confidential Information of such non-publishing Party, such Know-How shall be deleted from the Publication.

11.5       Term. All obligations under this Article XI shall expire [ ] ([ ]) [ ] following termination of this Agreement.

11.6       Return of Confidential Information. Upon the expiration or termination of this Agreement, the Receiving Party shall return to the Disclosing Party or destroy (and certify as to the destruction of) all Confidential Information received by the Receiving Party from the Disclosing Party (and all copies and reproductions thereof). In addition, the Receiving Party shall destroy: (a) any notes, reports, or other documents prepared by the Receiving Party which contain Confidential Information of the Disclosing Party; and (b) any Confidential Information of the Disclosing Party (and all copies and reproductions thereof) which is in electronic form or cannot otherwise be returned to the Disclosing Party. Nothing in this Section 11.6 shall require the alteration, modification, deletion, or destruction of archival tapes or other electronic back-up media made in the ordinary course of business; provided, that the Receiving Party shall continue to be bound by its obligations of confidentiality and other obligations under this Article XI with respect to any Confidential Information contained in such archival tapes or other electronic back-up media. Notwithstanding the foregoing: (i) the Receiving Party’s legal counsel may retain one (1) copy of the Disclosing Party’s Confidential Information solely for the purpose of determining the Receiving Party’s continuing obligations under this Article XI; and (ii) the Receiving Party may retain the Disclosing Party’s Confidential Information and its own notes, reports, and other documents (A) to the extent reasonably required (1) to exercise the rights and licenses of the Receiving Party expressly surviving expiration or termination of this Agreement; (2) to perform the obligations of the Receiving Party expressly surviving expiration or termination of this Agreement; or (B) to the extent it is impracticable to do so without incurring disproportionate cost, provided, that the Receiving Party shall continue to be bound by its obligations of confidentiality and other obligations under this Article XI with respect to any Confidential Information retained for any of the foregoing reasons. Notwithstanding the return or destruction of the Disclosing Party’s Confidential Information, the Receiving Party shall continue to be bound by its obligations of confidentiality and other obligations under this Article XI.

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ARTICLE XII

GOVERNANCE; Dispute Resolution

12.1       Joint Steering Committee. Within [ ] ([ ]) [ ] after the Effective Date, the Parties shall establish a joint steering committee (the “JSC”), composed of [ ] ([ ]) senior employees of each Party, to oversee and guide the coordination of the Parties under this Agreement with respect to Development activities. The JSC shall act as a joint consultative body. The JSC shall in particular:

(a)           review and discuss the strategy and progress of the Development of the Licensed Product in and outside the Licensed Territory;

(b)           review and discuss the strategy and progress of the Development of the Second Generation Device;

(c)           oversee and facilitate the Parties’ communications and activities with respect to Publications;

(d)           establish joint subcommittees as it deems necessary or advisable to further the purpose of this Agreement; and

(e)           perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or allocated to it by the Parties’ written agreement.

12.2       General Purpose. The Parties acknowledge and agree that, as of the Effective Date and unless and to the extent later agreed in good faith by the Parties in writing, the JSC’s general and sole purpose shall be for information sharing and advisory purposes, and the JSC shall not have any decision-making power under this Agreement with respect to either Party’s Development, Manufacture, or Commercialization of any products (including any Licensed Products).

12.3       JSC Membership and Meetings.

(a)           Committee Members. Each JSC representative shall have appropriate knowledge and expertise and sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. Each Party may replace its representatives on the JSC on written notice to the other Party. Each Party shall appoint one of its JSC representatives to be a co-chairperson of the JSC. The co-chairpersons shall prepare and circulate agendas to JSC members at least [ ] ([ ]) [ ] before each JSC meeting and shall direct the preparation of reasonably detailed minutes for each JSC meeting, which shall be approved by the co-chairpersons and circulated to JSC members within [ ] ([ ]) [ ] after such meeting. The Parties shall determine their respective initial members of the JSC within [ ] ([ ]) [ ] following the Effective Date.

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(b)           Meetings. The JSC shall hold meetings at such times as it elects to do so, but in no event shall meetings of the JSC be held less frequently than once every [ ] ([ ]) [ ], unless otherwise agreed to by both Parties. The first JSC meeting shall be held within [ ] ([ ]) [ ] after the Effective Date or such other date as mutually agreed to by both Parties. JSC meetings may be held in person or by audio or video teleconference, or any combination thereof. In-person JSC meetings shall be held at locations alternately selected by the Parties. Each Party shall be responsible for all of its own expenses of participating in any JSC meeting. No action taken at any JSC meeting shall be effective unless at least [ ] ([ ]) representative of each Party is participating. In addition, upon written notice to the other Party, either Party may request that a special ad hoc meeting of the JSC be convened for the purpose of resolving any disputes in connection with, or for the purpose of reviewing any material subject-matter within the scope of the JSC, the review of which cannot be reasonably postponed until the following scheduled JSC meeting. Such ad hoc meeting shall be convened at such time as may be mutually agreed by the Parties, but no later than [ ] ([ ]) [ ] following the notification date of request that such meeting be held.

(c)           Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend JSC meetings in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide reasonable prior written notice to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld or delayed. Such Party shall ensure that such Third Party is bound by written confidentiality and non-use obligations consistent with the terms of this Agreement.

12.4       Decision-Making; Limitations on Authority. The Parties agree that the JSC has no decision-making power. The JSC shall have only such powers as are expressly assigned to it in this Agreement, and such powers shall be subject to the terms and conditions of this Agreement. Without limiting the generality of the foregoing, the JSC will not have the power to amend this Agreement or waive any provision of this Agreement, and no JSC decision may be in contravention of any terms and conditions of this Agreement.

12.5       Discontinuation of the JSC. The activities to be performed by the JSC shall solely relate to governance under this Agreement and are not intended to be or involve the delivery of services. The JSC shall continue to exist until [ ], or earlier if either (i) the Agreement is terminated or expires, or (ii) the Parties mutually agree in writing to disband the JSC. Thereafter, each Party shall designate a contact person for the exchange of information under this Agreement or such exchange of information shall be made through the Alliance Managers.

12.6       Dispute Resolution Process. Any controversy, claim, or dispute arising out of or relating to this Agreement shall be settled, if possible, by the JSC or through good faith negotiations between the Parties. If the Parties are unable to settle such dispute through the JSC, and a Party wishes to pursue the matter, the matter may be referred by either Party to designated senior officers of each Party (the “Senior Officers”), who shall meet to attempt to resolve the dispute in good faith. Such resolution, if any, of a referred issue shall be final and binding on the Parties. All negotiations pursuant to this Section 12.6 are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

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12.7       Arbitration. If the Senior Officers are not able to agree on the resolution of a dispute within [ ] ([ ]) [ ] (or such other period of time as mutually agreed in writing by the Senior Officers) after such dispute was first referred to them, then, if a Party wishes to pursue further resolution of such dispute, such dispute shall be finally resolved by binding arbitration in accordance with this Section 12.7. Such dispute shall be referred to and finally resolved by arbitration administered by the [ ] pursuant to [ ] then in effect (the “Rules”), except as otherwise provided herein and applying the substantive law specified in Section 13.2. The arbitration will be conducted in [ ], by [ ]; provided that each Party will, within [ ] ([ ]) [ ] after the institution of the arbitration proceedings, [ ], within [ ]. Each arbitrator must have significant business or legal experience in the pharmaceutical business. [ ]. After conducting any hearing and taking any evidence deemed appropriate for consideration, the arbitrators will be requested to render their opinion within [ ] ([ ]) [ ] of the final arbitration hearing. The arbitration shall be conducted, and all documents submitted to the arbitrators shall be, in English. No panel of arbitrators will have the power to award damages excluded pursuant to this Agreement and any arbitral award that purports to award such damages is expressly prohibited and void ab initio. Each Party shall bear its own legal costs for its counsel and other expenses, and the Parties shall equally share the costs of the arbitration; provided that the arbitral tribunal shall have the discretion to provide that the losing Party is responsible for all or a portion of such arbitration and legal costs, in such case the arbitral award will so provide. Decisions of the panel of arbitrators that conform to the terms of this Section 12.7 shall be final and binding upon the Parties, and the Parties undertake to carry out any award without delay. Judgment on the award may be entered in any court of competent jurisdiction. Except to the extent necessary to confirm, enforce, or challenge an award of the arbitration, to protect or pursue a legal right, or as otherwise required by applicable Law or regulation or securities exchange, neither Party nor any arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties. Notwithstanding anything to the contrary in the foregoing, in no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy, or claim would be barred by the applicable [ ] statute of limitations. Any disputes concerning the propriety of the commencement of the arbitration shall be finally settled by the arbitral tribunal. Nothing herein shall be deemed a waiver by either Party of any expedited process available under the Rules.

12.8       Injunctive Relief. Notwithstanding anything to the contrary in this Article XII, in the event of a breach of any covenant or agreement set forth in this Agreement, money damages may be inadequate and, in such case, the other Party would not have adequate remedy at law and that the non-breaching Party, in addition and supplementary to other rights and remedies existing in their favor, may apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief, and/or other relief in order to enforce or prevent any violations of such covenants or agreements (without posting a bond or other security), and the breaching Party will not oppose the granting of an injunction, specific performance, and other equitable relief on the basis that the non-breaching Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

12.9       Continuance of Rights and Obligations During Pendency of Dispute Resolution. If there are any disputes in connection with this Agreement, including disputes related to termination of this Agreement, all rights and obligations of the Parties shall continue until such time as any dispute has been resolved in accordance with the provisions of this Agreement.

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ARTICLE XIII

Miscellaneous

13.1          Governing Law. This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any party to enter therein, whether for breach of contract, tortious conduct, or otherwise and whether predicated on common law, statute, or otherwise) shall in all respects be governed by and construed in accordance with the laws of the [ ], including all matters of construction, validity, and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

13.2          Consent to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of [ ] for the purposes of any suit, action, or other proceeding arising out of this Agreement or the transactions contemplated thereby. Each Party agrees to commence any such action, suit, or proceeding in [ ] or if such suit, action, or other proceeding may not be brought in such court for jurisdictional reasons, in [ ]. Each Party further agrees that service of any process, summons, notice, or document by U.S. registered mail or internationally recognized overnight courier service to such Party’s respective address set forth in Section 13.6 shall be effective service of process for any action, suit, or proceeding in [ ] with respect to any matters to which it has submitted to jurisdiction in this Section 13.2. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement in [ ], and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum.

13.3          Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

13.4          Assignment and Successors. Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that Bausch Health may: (a) assign its rights and obligations under this Agreement or any part hereof to one (1) or more of its Affiliates; or (b) assign this Agreement in its entirety to a successor to all or substantially all of its business or assets to which this Agreement relates. Any permitted assignee will assume all applicable obligations of its assignor under this Agreement (or related to the assigned portion in case of a partial assignment). Any attempted assignment in contravention of the foregoing will be void. Subject to the terms of this Agreement, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

13.5          Entire Agreement; Amendments. This Agreement, any Clinical Supply Agreement and/or Commercial Supply Agreement entered into pursuant to Article IV, and the Exhibits and Schedules referred to in this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous arrangements with respect to the subject matter hereof, whether written or oral, including the Prior Confidentiality Agreement. Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

13.6          Notices. Unless otherwise specified herein, all notices required or permitted to be given under this Agreement shall be in writing and shall be delivered (a) by hand, (b) by internationally recognized overnight delivery service that maintains records of delivery, or (c) by electronic mail (including “.pdf”) with transmission confirmed, in each case, addressed to the Parties at their respective addresses specified in this Section 13.6 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section. Such notice shall be deemed to have been given under subsection (a) above as of the date delivered by hand, under subsection (b) above on the second (2nd) Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service, and under subsection (c) above at the time the recipient confirms to the sender the transmission of such electronic mail:

If to Eyenovia:

Eyenovia, Inc.

295 Madison Ave., Suite 2400

New York, NY 10017

Attention: John Gandolfo

Email: [ ]

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: Laura Stacey, Special Counsel

Email: [ ]

If to Bausch Health:

Bausch Health Ireland Limited

3013 Citywest Business Campus

Dublin 34, Ireland

Attention: Vice President, General Manager

Email: [ ]

with a copy to:

Bausch Health Companies Inc.

400 Somerset Corporate Boulevard

Bridgewater, NJ 08807

Attention: General Counsel

Email: [ ]

13.7          Force Majeure. No failure or omission by either Party in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any Force Majeure Event; provided, that the Party affected by such Force Majeure Event promptly notifies the other Party and uses diligent efforts to cure such failure or omission as soon as is practicable after the occurrence of one or more Force Majeure Events.

13.8          Compliance with Laws. Each Party shall perform its obligations under this Agreement in compliance with all applicable Laws.

13.9          Use of Names, Logos or Symbols. Subject to Section 11.3, no Party shall use the name, trademarks, logos, physical likeness, employee names, or owner symbol of the other Party for any purpose, except as otherwise required by Law, without the prior written consent of the affected Party. Nothing contained in this Agreement shall be construed as granting either Party any rights or license to use any of the other Party’s trademarks or trade names or the names of any employees thereof, without separate, express written permission of the owner of such trademark or trade name or name.

13.10        Independent Contractors. It is understood and agreed that the relationship between the Parties is that of independent contractors and that nothing in this Agreement shall be construed to create a joint venture or any relationship of employment, agency, or partnership between the Parties to this Agreement. Neither Party is authorized to make any representations, commitments, or statements of any kind on behalf of the other Party or to take any action that would bind the other Party except as explicitly provided in this Agreement. Furthermore, none of the transactions contemplated by this Agreement shall be construed as a partnership for any tax purposes.

13.11        Designation of Affiliates. Each Party may discharge any obligations and exercise any rights under this Agreement through delegation of its obligations or rights to any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement will be a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

13.12        Headings. The captions or headings of the Sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

13.13        No Implied Waivers; Rights Cumulative. No failure on the part of Eyenovia or Bausch Health to exercise, and no delay by either Party in exercising, any right, power, remedy, or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice, or constitute a waiver of any such right, power, remedy, or privilege by such Party or be construed as a waiver of any breach of this Agreement or as an acquiescence therein by such Party, nor shall any single or partial exercise of any such right, power, remedy, or privilege by a Party preclude any other or further exercise thereof or the exercise of any other right, power, remedy, or privilege.

13.14        Severability. If, under applicable Laws, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (such invalid or unenforceable provision, a “Severed Clause”), this Agreement shall endure except for the Severed Clause. The Parties shall consult one another and use good faith efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of this Agreement.

13.15        Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one (1) and the same instrument. Signatures provided in Portable Document Format (.pdf) sent by electronic mail shall be deemed to be original signatures.

13.16        No Third Party Beneficiaries. No Person other than Bausch Health and Eyenovia (and their respective assignees) shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

13.17        Exhibits. In the event of inconsistencies between this Agreement and any exhibits or attachments hereto, the terms of this Agreement shall control.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute and acknowledge this Agreement as of the date first written above.

Eyenovia, Inc.		Bausch Health IRELAND LIMITED

By:	/s/ John Gandalfo	By:	/s/ Graham Jackson
Name: John Gandalfo		Name: Graham Jackson
Title: Chief Financial Officer		Title: Director